UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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William D. Green Chairman & CEO

December 28, 2007

Dear Fellow Shareholder:

You are cordially invited to attend the 2008 Annual General Meeting of Shareholders (the “Annual Meeting”), which will be held at 12:00 p.m., local time, on February 7, 2008, at Accenture’s New York office, located at 1345 Avenue of the Americas, 6th Floor, New York, New York 10105, USA.

At this year’s meeting, you are asked to vote on:

•	the re-appointment of two directors;

•	a proposal to amend the bye-laws of Accenture; and

•	the re-appointment of KPMG LLP as our independent auditors and authorization of the Audit Committee of the Board of Directors (the “Board”) to determine their remuneration.

In addition, the audited consolidated financial statements of Accenture and its subsidiaries for the fiscal year ended August 31, 2007 will be received at the Annual Meeting.

Our Board has nominated the director nominees and has made the other proposals to be presented at the Annual Meeting. The amendment to our bye-laws would enable Accenture to take advantage of technological advances, as well as recent changes in the U.S. securities laws, to deliver future copies of our proxy materials to shareholders electronically by posting these materials on an Internet website and sending shareholders a “notice of Internet availability” of the materials. Currently, under Bermuda law, our bye-laws do not permit us to deliver our proxy materials using this approach. Delivering our future proxy materials in this manner would be consistent with recently amended U.S. securities laws and would help us conserve natural resources and reduce our publication and distribution costs.

The Board recommends that you vote for the re-appointment of each director nominee, for the proposed amendment to the bye-laws and for the re-appointment of KPMG LLP as our independent auditors and authorization of the Audit Committee of the Board to determine their remuneration.

Your vote is very important to the company. We urge you to read the accompanying materials regarding the matters to be voted on at the Annual Meeting and to submit your voting instructions by proxy. You may submit your proxy either by returning the enclosed proxy card or by submitting your proxy over the telephone or the Internet. If you submit your proxy before the meeting but later decide to attend the meeting in person, you may still vote in person at the meeting.

Please let us know whether you plan to attend the Annual Meeting, as indicated in your proxy instructions. Please note that, if your shares are held in a name other than your own (for example, if your shares are held by a broker in “street name”), then you must take certain steps, described in the proxy statement, to be admitted into the meeting.

Thank you for your continued support.

WILLIAM D. GREEN
Chairman & CEO

NOTICE OF THE 2008 ANNUAL GENERAL MEETING OF SHAREHOLDERS

To our Shareholders:

You are hereby notified that the 2008 Annual General Meeting of Shareholders of Accenture Ltd will be held at 12:00 p.m., local time, on February 7, 2008, at our New York office, located at 1345 Avenue of the Americas, 6th Floor, New York, New York 10105, USA, to receive the report of our independent auditors and the financial statements for our fiscal year ended August 31, 2007, and to vote upon the following proposals:

1. to re-appoint Blythe J. McGarvie and Sir Mark Moody-Stuart as Class I directors, each for a term expiring at our annual general meeting of shareholders in 2011;

2. to amend the bye-laws of Accenture Ltd, which would enable Accenture to deliver future copies of our proxy materials to shareholders electronically by posting these materials on an Internet website and notifying our shareholders of the posting;

3. to re-appoint KPMG LLP as independent auditors of Accenture Ltd for a term expiring at our annual general meeting of shareholders in 2009 and to authorize the Audit Committee of the Board of Directors to determine their remuneration; and

4. to transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

The Board of Directors recommends that you vote “for” each of these proposals.

The Board of Directors has set December 10, 2007 as the record date for the meeting. This means that only those persons who were registered holders of Accenture Ltd’s Class A common shares or Class X common shares at the close of business on that record date will be entitled to receive notice of the meeting and to attend and vote at the meeting. This proxy statement contains additional information on how to attend the meeting and vote your shares in person. To vote your shares, you will need the control number included on the proxy card accompanying this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on February 7, 2008: This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended August 31, 2007 and our 2007 Annual Report, are available free of charge on the Investor Relations section of our website (http://investor.accenture.com).

By order of the Board of Directors,

DOUGLAS G. SCRIVNER
General Counsel and Secretary

December 28, 2007

PLEASE SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET,
OR BY MARKING, SIGNING, DATING AND RETURNING A PROXY CARD.

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors (the “Board”) of Accenture Ltd is soliciting your proxy for use at the 2008 Annual General Meeting of Shareholders (the “Annual Meeting”) to be held on February 7, 2008. These proxy materials are first being sent to shareholders beginning on or about December 28, 2007.

Accenture is one of the world’s leading management consulting, technology services and outsourcing organizations. As of August 31, 2007, we had approximately 170,000 employees based in 49 countries and revenues before reimbursements of more than $19.70 billion for fiscal 2007. We operate globally with one common brand and business model designed to enable us to provide clients around the world with the same high level of service.

Accenture Ltd maintains its registered office in Bermuda at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda. Our telephone number in Bermuda is +1 441-296-8262. You may contact our Investor Relations Group by telephone in the United States and Puerto Rico at +1 877-ACN-5659 (+1 877-226-5659) and outside the United States and Puerto Rico at +1 703-797-1711, or by mail at Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105, USA.

Our website address is www.accenture.com. We make available free of charge on the Investor Relations section of our website (http://investor.accenture.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission (the “SEC”) pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of the Exchange Act, as well as our Code of Business Ethics, our Corporate Governance Guidelines and the charters of each of the Board’s committees. You may request any of these materials and information in print by contacting our Investor Relations Group. We do not intend for information contained in our website to be part of this proxy statement.

You also may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549, USA. You may obtain information on the operation of the Public Reference Room by calling the SEC at +1 800-SEC-0330 (+1 800-732-0330). The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

We use the terms “Accenture,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to Accenture Ltd and its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on August 31.

ABOUT THE ANNUAL MEETING

Date, Time and Place of the Annual Meeting

We will hold the Annual Meeting at 12:00 p.m., local time, on February 7, 2008, at our New York office, located at 1345 Avenue of the Americas, 6th Floor, New York, New York 10105, USA, subject to any adjournments or postponements.

Who Can Vote; Votes Per Share

The Board has set December 10, 2007 as the record date for the Annual Meeting. All persons who were registered holders of Accenture Ltd’s Class A common shares or Class X common shares at the close of business on that date are shareholders of record for the purposes of the Annual Meeting and will be entitled to attend and vote at the Annual Meeting. As of the close of business on that date, there were 640,250,921 Class A common shares outstanding (which includes 41,989,724 shares held by subsidiaries of Accenture) and 155,848,289 Class X common shares outstanding. Class A common shares held by our subsidiaries will be voted in a manner that will have no impact on the outcome of any vote of the shareholders of Accenture Ltd.

Each shareholder of record will be entitled to one vote per Class A common share and one vote per Class X common share on each matter submitted to a vote of shareholders, as long as those votes are represented at the Annual Meeting, either in person or by proxy. Holders of Class A common shares and Class X common shares will vote together, and not as separate classes, on all matters being considered at the Annual Meeting. Your shares will be represented if you attend and vote at the Annual Meeting or if you submit a proxy.

How to Vote; Submitting Your Proxy; Revoking Your Proxy

You may vote your shares either by voting in person at the Annual Meeting or by submitting a completed proxy. By submitting your proxy, you are legally authorizing another person to vote your shares. The enclosed proxy designates William D. Green, Pamela J. Craig and Douglas G. Scrivner to vote your shares in accordance with the voting instructions you indicate in your proxy.

If you submit your proxy designating William D. Green, Pamela J. Craig and Douglas G. Scrivner as the individuals authorized to vote your shares, but you do not indicate how your shares are to be voted, then your shares will be voted by those individuals in accordance with the Board’s recommendations, which are described in this proxy statement. In addition, if any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this proxy statement), then each of these individuals will have the authority to vote your shares on those matters in accordance with his or her discretion and judgment. The Board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this proxy statement.

You may submit your proxy either by mail, by telephone (at the number set forth in the accompanying proxy materials) or via the Internet (www.cesvote.com). Please let us know whether you plan to attend the Annual Meeting by marking the appropriate box on your proxy card or by following the instructions provided when you submit your proxy by telephone or via the Internet. In order for your proxy to be validly submitted and for your shares to be voted in accordance with your proxy, we must receive your mailed proxy by 5:00 p.m., Eastern Standard Time, on February 6, 2008 (February 4, 2008 for Accenture employees and former employees who are submitting proxies for shares received through our employee plans and held by Citigroup Global Markets, Inc. (“Citigroup”)). If you submit your proxy by telephone or via the Internet, then you may submit your voting instructions up until 6:00 a.m., Eastern Standard Time, on February 7, 2008 (February 4, 2008 for Accenture employees and former employees who are submitting proxies for shares received through our employee plans and held by Citigroup).

Your proxy is revocable. After you have submitted your proxy, you may revoke it by mail before the Annual Meeting by sending a written notice to our General Counsel and Secretary at 50 W. San Fernando Street, San Jose, California 95113, USA. Your notice must be received no later than one hour prior to the beginning of the Annual Meeting. If you wish to revoke your submitted proxy card and submit new voting instructions by mail, then you must sign, date and mail a new proxy card with your new voting instructions, which we must receive by 5:00 p.m., Eastern Standard Time, on February 6, 2008 (February 4, 2008 for Accenture employees and former employees who are submitting proxies for shares received through our employee plans and held by Citigroup). If you submitted your proxy by telephone or via the Internet, you may revoke your submitted proxy and/or submit new voting instructions by that same method, which must be received by 6:00 a.m., Eastern Standard Time, on February 7, 2008 (February 4, 2008 for Accenture employees and former employees who are submitting proxies for shares received through our employee plans and held by Citigroup). You also may revoke your proxy in person and vote your shares at the Annual Meeting. Attending the Annual Meeting without taking one of the actions above will not revoke your proxy.

Your vote is very important to the Company. If you do not plan to attend the Annual Meeting, we encourage you to read the enclosed proxy statement and submit your completed proxy prior to the Annual Meeting so that your shares will be represented and voted in accordance with your instructions.

If your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in Accenture Ltd’s register of shareholders. Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares. This applies to our employees who received, through our employee plans, shares that are held by Citigroup and/or UBS Financial Services Inc. In order for you to attend the Annual Meeting, you must bring a letter or account statement showing that you beneficially own the shares held by the nominee. Note that even if you attend the Annual Meeting, you cannot vote the shares that are held by your nominee. Rather, you should submit voting directions to your nominee, which will instruct your nominee how to vote those shares on your behalf.

Quorum and Voting Requirements

In order to establish a quorum at the Annual Meeting, there must be at least two shareholders represented at the meeting, either in person or by proxy, who have the right to attend and vote at the meeting, and who together hold shares representing more than 50 percent of the votes that may be cast by all shareholders of record. For purposes of determining a quorum, abstentions and broker “non-votes” are counted as represented. A “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

For each of the proposals being considered at the Annual Meeting, approval of the proposal requires the affirmative vote of a simple majority of the votes cast. There is no cumulative voting in the appointment of directors. The appointment of each director nominee will be considered and voted upon as a separate proposal. Abstentions and broker “non-votes” will not affect the voting results. If the proposal for the appointment of a director nominee does not receive the required majority of the votes cast, then the director will not be appointed and the position on the Board that would have been filled by the director nominee will become vacant. The Board has the ability to fill the vacancy upon the recommendation of its Nominating & Governance Committee, in accordance with Accenture’s bye-

laws, with that director subject to appointment by Accenture Ltd’s shareholders at the next following annual general meeting of shareholders.

Proxy Solicitation

Accenture Ltd will bear the costs of soliciting proxies from the holders of our Class A common shares and Class X common shares. We are initially soliciting these proxies by mail and e-mail, but solicitation may be made by our directors, officers and selected other Accenture employees telephonically, electronically or by other means of communication, and by Innisfree M&A Incorporated, whom we have hired to assist in the solicitation and distribution of proxies. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Innisfree M&A Incorporated will receive a fee of $10,000, plus reasonable expenses, for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. Corporate Election Services will act as our Inspector of Election at the Annual Meeting and assist us in tabulating the votes.

2007 Audited Financial Statements

At the Annual Meeting, we will present the audited consolidated financial statements for our fiscal year ended August 31, 2007. Copies of these financial statements are included in our Annual Report on Form 10-K, which we are delivering to you with this proxy statement. You may also access these materials through our website at http://investor.accenture.com.

PROPOSAL NO. 1—RE-APPOINTMENT OF DIRECTORS

The Board currently has 10 members, who are divided into three classes based upon the cycle of their respective terms in office. At each annual general meeting of shareholders, the appointment of the directors constituting one class of Board membership expires, and the shareholders vote at that meeting to appoint the directors nominated for these Board positions, each to hold office for a three-year term.

The terms of our two Class I directors will expire in 2008. The Board may appoint additional directors, in accordance with Accenture’s bye-laws, upon the recommendation of the Nominating & Governance Committee and subject to appointment by Accenture Ltd’s shareholders at the next annual general meeting of shareholders. In addition, the Board has the authority under the bye-laws to establish the size of the Board, so long as the number of directors remains within the range specified in the bye-laws (currently no less than 8 nor more than 15).

Proxies cannot be voted for a greater number of persons than the number of nominees named.

Class I Directors

Both Class I directorships expire at the Annual Meeting. The Nominating & Governance Committee reviewed the performance and qualifications of the current Class I directors and recommended to the Board that each be re-appointed to serve for an additional three-year term. The Board is nominating these two individuals for re-appointment as Class I directors, each for a three-year term expiring at the 2011 annual general meeting of shareholders. Both of the director nominees are current Board members:

Blythe J. McGarvie

Sir Mark Moody-Stuart

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RE-APPOINTMENT OF EACH OF THE BOARD’S TWO DIRECTOR NOMINEES.

If you submit your proxy designating William D. Green, Pamela J. Craig and Douglas G. Scrivner as your proxies but do not indicate how your shares should be voted, then your shares will be voted in favor of the re-appointment of both nominees. If any nominee is unwilling or unable to serve as a director, then the Board may propose another person in place of that original nominee, and the individuals designated as your proxies will vote to appoint that proposed person, unless the Board decides to reduce the number of directors constituting the full Board. Both of the nominees have indicated that they will be willing and able to serve as directors.

BOARD AND CORPORATE GOVERNANCE MATTERS

Director Biographies

Set forth below are the biographies of our director nominees and our directors.

Class I Director Nominees

Blythe J. McGarvie 51 years old Class I Director Nominee Chair, Audit Committee	Blythe J. McGarvie has been a director since October 2001. Since January 2003, she has served as president of Leadership for International Finance, LLC, a firm that focuses on improving clients’ financial positions and providing leadership seminars for corporate and academic groups. From July 1999 to December 2002, she was executive vice president and chief financial officer of BIC Group. She is a member of the board of directors of The Pepsi Bottling Group, Inc., The Travelers Companies, Inc. and Viacom Inc.

Sir Mark Moody-Stuart 67 years old Class I Director Nominee Lead Director Chair, Compensation Committee Member, Finance Committee	Sir Mark Moody-Stuart has been a director since October 2001 and our lead director since November 2002. Since July 2002, he has served as chairman of Anglo American plc, and he is the former chairman of The Shell Transport and Trading Company and former chairman of the Committee of Managing Directors of the Royal Dutch/Shell Group of Companies. From July 1991 to June 2001, he was managing director of Shell Transport and a managing director of Royal Dutch/Shell Group. In addition to Anglo American plc, Sir Mark has served as director of HSBC Holdings PLC since March 2001.

Other Current Directors—Class II

Dina Dublon 54 years old Class II Director Chair, Finance Committee	Dina Dublon has been a director since October 2001. From December 1998 until December 2004, she was chief financial officer of JPMorgan Chase & Co. and its predecessor company. Prior to being named its chief financial officer, she held numerous other positions with that company, including corporate treasurer, managing director of the Financial Institutions Division and head of asset liability management. She is a director of Microsoft Corp. and PepsiCo, Inc. Ms. Dublon’s current term as director expires at our annual general meeting of shareholders in 2009.

William D. Green 54 years old Class II Director	William D. Green became chairman of the Board on August 31, 2006. He has been a director since June 2001 and our chief executive officer since September 2004. From March 2003 to August 2004 he was our chief operating officer—Client Services, and from August 2000 to August 2004 he was our country managing director, United States. Mr. Green has been with Accenture for 28 years. Mr. Green’s current term as director expires at our annual general meeting of shareholders in 2009.

Nobuyuki Idei 70 years old Class II Director Member, Nominating & Governance Committee	Nobuyuki Idei has been a director since February 2006. Mr. Idei is the chief executive officer of Quantum Leaps Corporation, an advisory firm to Japanese and Asian businesses he founded in April 2006. Since June 2005, Mr. Idei has been chairman of the advisory board of Sony Corporation. From April 2003 until June 2005, Mr. Idei was chairman and Group CEO of Sony Corporation, from June 2000 to March 2003, he was chairman and chief executive officer, and from June 1999 to June 2000, he was president and chief executive officer of Sony Corporation. Mr. Idei has served as a director of Baidu.com, a Chinese internet company, since June 2007 and a director of FreeBit Co., Ltd, a Japanese internet company, since July 2007. Mr. Idei’s current term as director expires at our annual general meeting of shareholders in 2009.

Marjorie Magner 58 years old Class II Director Member, Finance Committee Member, Compensation Committee	Marjorie Magner has been a director since February 2006. Ms. Magner is currently a partner with Brysam Global Partners, LLC, a private equity firm she co-founded that invests in financial services, and is the former chairman and chief executive officer, Global Consumer Group, of Citigroup, Inc. Ms. Magner previously held various other positions within Citigroup, including chief operating officer, Global Consumer Group, from April 2002 to August 2003, and chief administrative officer and senior executive vice president from January 2000 to April 2002. She is a director of Gannett Co., Inc. and The Charles Schwab Corporation. Ms. Magner’s current term as director expires at our annual general meeting of shareholders in 2009.

Other Current Directors—Class III

Dennis F. Hightower 66 years old Class III Director Member, Compensation Committee Member, Nominating & Governance Committee	Dennis F. Hightower has been a director since November 2003. From May 2000 until his retirement in March 2001, he was chief executive officer of Europe Online Networks S.A., a Luxembourg- based Internet services provider. He is a director of Domino’s Inc. Mr. Hightower’s current term as director expires at our annual general meeting of shareholders in 2010.

William L. Kimsey 65 years old Class III Director Member, Audit Committee	William L. Kimsey has been a director since November 2003. From October 1998 until his retirement in September 2002, Mr. Kimsey was global chief executive officer of Ernst & Young Global. He is a director of Western Digital Corporation, Royal Caribbean Cruises Ltd. and NAVTEQ Corporation. Mr. Kimsey’s current term as director expires at our annual general meeting of shareholders in 2010.

Robert I. Lipp 69 years old Class III Director Member, Audit Committee	Robert I. Lipp has been a director since October 2001. He is a senior advisor at JPMorgan Chase & Co. From April 2004 to September 2005, he was executive chairman of The Travelers Companies, Inc. From December 2001 to April 2004, Mr. Lipp was chairman and chief executive officer of its predecessor company, Travelers Property Casualty Corp. Mr. Lipp also served as chairman of the board of Travelers Insurance Group Holdings Inc. from 1996 to 2000 and from January 2001 to October 2001. During 2000 he was a vice-chairman and member of the office of the chairman of Citigroup. Mr. Lipp is a director of The Travelers Companies, Inc. and JPMorgan Chase & Co. Mr. Lipp’s current term as director expires at our annual general meeting of shareholders in 2010.

Wulf von Schimmelmann 60 years old Class III Director Chair, Nominating & Governance Committee	Wulf von Schimmelmann has been a director since October 2001. He was the chief executive officer of Deutsche Postbank AG, Germany’s largest independent retail bank, from 1999 until his retirement in June 2007. He is also a member of the board of directors of Deutsche Post World Net Group, Deutsche Telekom AG and Altadis, S.A. Mr. von Schimmelmann’s current term as director expires at our annual general meeting of shareholders in 2010.

Communicating with the Board

The Board welcomes your questions and comments. If you would like to communicate directly with the Board, our non-management directors as a group or Sir Mark Moody-Stuart, our lead director, then you may submit your communication to our General Counsel and Secretary, Accenture Ltd, 50 W. San Fernando Street, San Jose, California 95113, USA. Communications and concerns will be forwarded to the Board, our non-management directors as a group or our lead director, as appropriate. We also have established mechanisms for communicating concerns or questions to our compliance office. You may direct any such concerns by e-mail to compliance.program@accenture.com or by calling the Accenture Ethics Line at +1 312-737-8262. Our Code of Business Ethics and underlying policies prohibit any retaliation or other adverse action against anyone for raising a concern. If you wish to raise your concern in an anonymous manner, then you may do so.

Board Meetings and Committees

The Board expects that its members will rigorously prepare for, attend and participate in all Board and applicable committee meetings and each annual general meeting of shareholders. Directors are also expected to become familiar with Accenture’s management team and operations as a basis for discharging their oversight responsibilities. During fiscal 2007, the Board held six meetings, four of which were held in person. Each of our directors attended at least 75% of the aggregate of Board meetings and meetings of any Board committee on which he or she served during fiscal 2007. All but one of our then current Board members attended our annual general meeting of shareholders in 2007.

Our non-management directors who are not employees of the Company meet separately at each regularly scheduled Board meeting. These non-management directors held four meetings during fiscal 2007, each led by Sir Mark Moody-Stuart, the lead director.

The Board maintains an Audit Committee, a Compensation Committee, a Nominating & Governance Committee and a Finance Committee. Each committee operates pursuant to a written charter that is available in the Corporate Governance section of our website, accessible through our Investor Relations page at http://investor.accenture.com. A copy of our Corporate Governance Guidelines (including our independence standards) and our Code of Business Ethics can be found in the Corporate Governance section of our website. If the Board grants any waivers from our Code of Business Ethics to any of our directors or officers, or if we amend our Code of Business Ethics, we will disclose these matters through the Investor Relations section of our website. Printed copies of all of these materials are also available upon written request to our Investor Relations Group.

Director Independence

The Board has adopted categorical standards designed to assist the Board in assessing director independence (the “Independence Standards”). The Independence Standards are included in our Corporate Governance Guidelines, which can be found in the Corporate Governance section of our website, accessible through our Investor Relations page at http://investor.accenture.com. The Corporate Governance Guidelines and the Independence Standards have been designed to align with the standards required by the New York Stock Exchange (the “NYSE”). Our Corporate Governance Guidelines state that the Board shall perform an annual review of the independence of all directors and nominees, and the Board shall affirmatively determine that to be considered independent, a director must not have any direct or indirect material relationship with Accenture. The Independence Standards are as follows:

1.	A director will not be independent if, within the prior three years, he or she:

•	Was employed by Accenture (including any affiliate);

•	Was employed by, a partner in or otherwise affiliated with Accenture’s independent auditors or any law firm retained by Accenture;

•	Was an officer or senior employee of a company on whose board of directors an Accenture executive officer serves;

•	Has been employed as an executive officer of another company where any of Accenture’s executive officers at the same time serves or served on that company’s compensation committee; or

•	Personally provided professional services to Accenture or its affiliates or any executive officer, or otherwise received direct compensation from Accenture, if the amount of payments has exceeded $100,000 during any twelve-month period within the last three years.

Note: Such a position by an immediate family member of the director shall have the same effect on the director’s independence, except that the Board has concluded that employment by Accenture of adult children in non-executive officer roles shall not preclude a determination of independence of a director.

2.	Relationships of the following types will not be considered to be material relationships that would impair a director’s independence:

•	The director is a current employee or an immediate family member is a current executive officer of another company that has made payments to, or received payments from, Accenture in an amount which, during any of the company’s prior three fiscal years, did not exceed the greater of 2 percent of the consolidated gross revenues of the other company or $1 million.

•	The director is an officer, director, trustee (or equivalent) of a charitable or non-profit organization and, during the company’s prior three fiscal years, the amount of charitable contributions directed by Accenture or its executive officers (not including those matching contributions by employees) to that organization did not exceed the greater of 2 percent of the organization’s consolidated gross revenues or $1 million.

3.	Any director with a relationship that exceeds the financial guidelines of section 2 above for the periods noted will not be deemed independent.

4.	The company will explain in its annual proxy statement its assessment of the independence of each of its outside directors.

Each year, our directors complete a questionnaire that, among other things, elicits information to assist the Nominating & Governance Committee in assessing whether the director meets the Company’s Independence Standards. Utilizing these responses and other information, the Nominating & Governance Committee evaluates, with regard to each director, whether the director currently has or had any (i) employment or professional relationship that, in and of itself, would, pursuant to the Company’s independence standards, require a conclusion that the director is not independent and/or (ii) employment or professional relationship with any organization with which Accenture has or had a relationship, where the organization made or received payments from Accenture. If a director has or had a relationship with an organization which made or received payments from Accenture, information regarding the amount of such payments is provided to the Nominating & Governance Committee. The Nominating & Governance Committee then determines whether the amount of any such payments requires, pursuant to the Independence Standards or otherwise, a conclusion that the director is not independent. Furthermore, the Nominating & Governance Committee discusses any other relevant facts and circumstances regarding the nature of these relationships to determine whether other factors, regardless of the Independence Standards, might impede a director’s independence.

Based on its analysis, the Nominating & Governance Committee has determined that each of our directors who is not an employee of the Company has satisfied the Independence Standards, as well as the independence requirements of the NYSE. The Board concurred in these independence determinations. The following nine of our 10 current directors are independent: Sir Mark Moody-Stuart (lead director), Dina Dublon, Dennis F. Hightower, Nobuyuki Idei, William L. Kimsey, Robert I. Lipp, Marjorie Magner, Blythe J. McGarvie and Wulf von Schimmelmann. In reaching its determinations, the Nominating & Governance Committee and the Board considered, among other relationships, the relationships the directors had with parties identified above in their biographies that received payments from or made payments to Accenture, including the facts that Ms. Dublon, Mr. Kimsey, Mr. Lipp and Ms. Magner are former employees of companies to whom Accenture has made payments in the ordinary course of business; Mr. Idei is a senior corporate advisor to a client of the Company that makes payments to the Company in the ordinary course of business; and Mses. Magner, McGarvie and Dublon, and Messrs. Hightower, Kimsey, Lipp, Moody-Stuart and von Schimmelmann are current or former directors of clients of the Company that make payments to the Company in the ordinary course of business.

Audit Committee

The Audit Committee was established by the Board for the purpose of, among other things, overseeing Accenture’s accounting and financial reporting processes and audits of our financial statements, in accordance with Section 10A(m) of the Exchange Act. The Audit Committee members are Blythe J. McGarvie (who serves as chair), William L. Kimsey and Robert I. Lipp. The Board has determined that each of these members meets the financial literacy and independence requirements of the NYSE, and that Ms. McGarvie and Mr. Kimsey each qualifies as an “audit committee financial expert” for purposes of the rules and regulations of the SEC. The Board does not limit the number of audit committees on which its Audit Committee members may serve but monitors and assesses the audit committee memberships (and other responsibilities) of its Audit Committee members on a regular basis to confirm their ability to serve Accenture effectively. Mr. Kimsey simultaneously serves on the audit committees of more than three public companies; however, the Audit Committee, the Nominating & Governance Committee and the full Board have all determined that his simultaneous service does not impair Mr. Kimsey’s ability to effectively serve on the Audit Committee.

The Audit Committee held ten meetings in fiscal 2007, four of which were held in person. The Audit Committee’s primary duties and responsibilities are to:

•	review and discuss with management and the independent auditors our annual audited financial statements and quarterly financial statements, including a review of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K and Form 10-Q filings, as well as the Company’s earnings press releases and information related thereto;

•	retain and terminate, subject to shareholder approval, independent auditors and approve all audit engagement fees and terms for the Company and its subsidiaries; approve any audit and any permissible non-audit engagement or relationship with our independent auditors; review at least annually the qualifications, performance and independence of our independent auditors; review with our independent auditors any audit problems or difficulties and management’s response; and set hiring policies related to employees or former employees of our independent auditors to ensure independence;

•	review and monitor the company’s processes in order to assess the integrity of our internal and external reporting processes and controls; review the effect of any regulatory and accounting initiatives and the effects of these initiatives and any off-balance sheet structures on our financial statements; establish regular systems of reporting to the committee regarding any significant judgments made in the preparation of the financial statements or any significant difficulties encountered during the course of a review or audit; review any significant disagreement between management and the independent or internal auditors with respect to the preparation of the financial statements; and from time to time, hold separate meetings with management, independent auditors and internal auditors on these matters;

•	review with our counsel any legal matter that could significantly impact our financial statements or operations; discuss with management and our independent auditors our risk assessment and risk management guidelines and policies; oversee our compliance program and adherence to our Code of Business Ethics; establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and oversee the maintenance of an internal audit function; and

•	prepare a report to be included in our proxy statement, provide other regular reports to the Board and maintain minutes or records of its meeting and activities.

Compensation Committee

Scope, Authority and Membership

The Compensation Committee consists of three independent directors: Sir Mark Moody-Stuart (who serves as chair), Dennis F. Hightower and Marjorie Magner. The Compensation Committee acts on behalf of the board of directors and by extension the shareholders to establish the compensation of executive officers of the company and provides oversight of the company’s global compensation philosophy. The Compensation Committee also acts as the oversight committee with respect to the company’s equity compensation plans. In overseeing those plans, the Compensation Committee has delegated authority for day-to-day administration, implementation and interpretation of the Company’s equity compensation programs to the Company’s executive officers. The Compensation Committee’s primary duties and responsibilities are to:

•	determine our chief executive officer’s annual compensation, taking into consideration feedback provided by the Nominating & Governance Committee based on its review of the chief executive officer’s performance and the recommendation of our chief leadership officer after consultation with members of our Executive Leadership Team; review and approve salaries and other matters relating to the compensation of our executive officers, based in part on the chief executive officer’s recommendation; and review and determine on an annual basis the appropriateness of compensation of Board members;

•	review and make recommendations to the Board with respect to our incentive-compensation and equity-based plans; oversee the administration of our equity compensation plans; review and approve all equity compensation plans; and retain outside compensation and benefits consultants to gather independent advice about our compensation structure; and

•	prepare a report to be included in our proxy statement, provide other regular reports to the Board and maintain minutes or records of its meeting and activities.

Process of Determining Executive Compensation

The Compensation Committee held nine meetings in fiscal 2007, four of which were held in person. The roles of the various constituencies that provide input to the Compensation Committee in determining the compensation of our named executive officers are summarized under “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis—Determining Named Executive Officer Compensation–Sources of Input.”

Our executive officer compensation for fiscal 2007 was set through an annual process that began in July of 2006. At that time, our Compensation Committee reviewed and approved the recommendations of Watson Wyatt Worldwide, the compensation consultant utilized by the Compensation Committee, regarding the composition of our peer group for Watson Wyatt’s competitive market analysis of executive compensation, as described under “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis—Role of Benchmarking.” Beginning in September 2006, Mr. Green and relevant members of our executive leadership team (including the chief leadership officer and chief human resources officer) conducted an evaluation of the performance of our executive officers in fiscal 2006 against the objectives that were set for these officers at the beginning of fiscal 2006. In October, our Compensation Committee reviewed Accenture’s overall performance against the targets that were set for fiscal 2006, as described under “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis—Performance Metrics Utilized in Evaluations.” It also reviewed a market analysis of executive compensation prepared by Watson Wyatt, as requested by the committee.

In November 2006, the Compensation Committee reviewed and approved final recommendations for the compensation of our executive officers, other than Mr. Green, taking into consideration, among other things, the results of the performance evaluations for fiscal 2006 and the market analysis of executive compensation. The Compensation Committee also reviewed and approved the recommendations of the Nominating & Governance Committee and our chief leadership officer regarding Mr. Green’s performance. It then set the compensation for Mr. Green based on those recommendations, the market data provided by Watson Wyatt and Watson Wyatt’s recommendation regarding Mr. Green’s total compensation package, as discussed under “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis—Elements of Executive Compensation.” The fiscal 2007 compensation approved for our named executive officers went into effect on December 1, 2006, the first day of our 2007 compensation year (as defined below). Following the completion of fiscal 2007 and in connection with the elimination of the performance component of our cash compensation program, the Compensation Committee approved transition bonuses for our named executive officers in recognition of their job performance in fiscal 2007, as described more fully under “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis—Elements of Executive Compensation—Cash Compensation—Types of Cash Compensation—Individual Performance-Based Compensation.”

Nominating & Governance Committee

The Nominating & Governance Committee consists of three independent directors: Wulf von Schimmelmann (who serves as chair), Dennis F. Hightower and Nobuyuki Idei. The Nominating & Governance Committee held five meetings in fiscal 2007, four of which were held in person. The Nominating & Governance Committee’s primary duties and responsibilities are to:

•	oversee Board selection, composition and evaluation, including the making of recommendations regarding the size and composition of the Board, the identification of qualified candidates for Board membership and the annual evaluation of overall Board effectiveness;

•	manage the committee selection and composition process, including the making of recommendations to the Board for chairs of these committees and the establishment, monitoring and making of recommendations for the purpose, structure and operations of these committees and the creation or elimination of additional committees;

•	monitor and oversee corporate governance matters, including reviews and recommendations regarding our constituent documents and Corporate Governance Guidelines and monitoring of new developments in the area of corporate governance;

•	conduct an annual review of our chief executive officer and develop an effective chief executive officer succession plan; and

•	provide regular reports to the Board and maintain minutes or records of its meeting and activities.

In evaluating candidates for Board membership, the Nominating & Governance Committee considers whether the candidate will complement the Board’s geographic, age, gender and ethnic diversity and assesses the contribution that the candidate’s skills and expertise will make with respect to guiding and overseeing Accenture’s strategy and operations. The Nominating & Governance Committee seeks candidates who, at a minimum, have the following characteristics:

•	the time, energy and judgment to effectively carry out his or her responsibilities as a member of the Board;

•	a professional background that would enable the candidate to develop a deep understanding of our business;

•	a range of skills and expertise sufficient to provide guidance and oversight with respect to the Company’s operations;

•	the ability to exercise judgment and courage in fulfilling his or her oversight responsibilities; and

•	the ability to embrace Accenture’s values and culture, and the possession of the highest levels of integrity.

The majority of the Board’s current non-management directors have been identified and recruited with the assistance of a professional search firm specializing in the identification and recruitment of director candidates. Others have been individuals known to Board members through business or other relationships. Potential candidates are interviewed by members of the Nominating & Governance Committee (and, in some instances, other Board members) and, as appropriate, by members of our management team. Final consideration of the nominee is then conducted by the entire Board.

Because our Corporate Governance Guidelines address the processes by which shareholders may recommend director nominees, the Nominating & Governance Committee has not adopted a specific policy regarding the consideration of shareholder nominees for directors, although its general policy is to welcome and consider any such recommendations. If you would like to recommend a future nominee for Board membership, you can submit a written recommendation with the name and other pertinent information of the nominee to: Mr. Wulf von Schimmelmann, chair of the Nominating & Governance Committee, c/o Accenture, 50 W. San Fernando Street, San Jose, California 95113, USA, Attention: General Counsel and Secretary. Please note that Accenture Ltd’s bye-laws define certain time frames and nomination requirements with respect to any such recommendation. Please contact our General Counsel and Secretary at the above address for information on these requirements, or refer to Bye-law 80.1.2 (which can be found on the “Governance Principles” page of our website accessible through http://investor.accenture.com).

Finance Committee

The Finance Committee consists of three directors: Dina Dublon (who serves as chair), Marjorie Magner and Sir Mark Moody-Stuart. The Finance Committee held six meetings in fiscal 2007, four of which were held in person. The Finance Committee’s primary duties and responsibilities are to:

•	oversee our capital structure and corporate finance activities;

•	oversee our treasury function and advise with respect to our investment activities;

•	review and make recommendations with respect to major acquisitions that Accenture may decide to undertake;

•	review, evaluate and make decisions with respect to the management of our defined contribution and benefit plans; and

•	oversee our insurance plans and other activities to manage financial risks in our business.

Certain Relationships and Related Person Transactions

Review and Approval of Related Person Transactions

Information about transactions involving related persons is presented to and assessed by the independent members of the Board. Related persons include the Company’s directors and executive officers, as well as immediate family members of directors and executive officers, and certain large security holders and their family members. If the determination is made that a related person has or may have a material direct or indirect interest in any Company transaction, then the Company’s independent directors would review, approve or ratify it, if appropriate, and the transaction would be disclosed if required under SEC rules. If the related person at issue is a director of the Company, or a family member of a director, then that director would not participate in the relevant discussions and review.

In general, the Company is of the view that the following transactions with related persons are not significant to investors because they take place under the Company’s standard policies and procedures:

•	the sale or purchase of products or services in the ordinary course of business and on an arm’s length basis;

•	the employment of adult children by the Company where the compensation and other terms of employment are determined on a basis consistent with the Company’s human resource policies; and

•	any grants or contributions made by the Company under one of its grant programs in accordance with the Company’s corporate contribution programs.

Information considered in evaluating transactions include the nature of the related person’s interest in the transaction, the material terms of the transaction, the importance of the transaction to both the Company and to the related person, whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company, and any other matters either management or the independent directors deem appropriate. Our Code of Business Ethics and corporate policies require all our employees, including the members of the Executive Leadership Team, to disclose their interests (including indirect interests through family members) with parties doing business with Accenture to management and/or the Board and remove themselves from all decisions related to that organization. Our specific policy regarding the review of these transactions by the Board is not currently in writing.

Transactions with Directors and Executive Officers

Todd W. Singleton, the spouse of Lisa M. Mascolo, one of the Company’s executive officers, is employed by the Company as a senior executive in the Outsourcing growth platform. Mr. Singleton has been an employee of the Company for 19 years and a senior executive for 9 years. For fiscal 2007, he received cash compensation of approximately $497,000. This transaction did not require the review of the Board.

Senior Executive Tax Costs

The Company has informed certain of our senior executives that if a senior executive reports for tax purposes the transactions involved in connection with our transition to a corporate structure in 2001, the Company will, in certain circumstances, provide a legal defense to that individual if his or her reporting position is challenged by the relevant tax authority. In the event such a defense is unsuccessful, and the senior executive is then subject to extraordinary financial disadvantage, the Company will review such circumstances for that individual and find an appropriate way to avoid severe financial damage to that individual.

REPORTS OF THE COMMITTEES OF THE BOARD

Audit Committee Report

Since its creation in 2001, the Audit Committee of the Board has been composed entirely of non-management directors. In addition, all of the members of the Audit Committee meet the independence and experience requirements set forth by the SEC and the NYSE.

The Audit Committee operates pursuant to a written charter approved by the Board, which may be accessed through the Corporate Governance section of Accenture’s website, accessible through the Investor Relations page at http://investor.accenture.com. The charter describes the committee’s purpose, which is to assist the Board in its general oversight of: (1) the quality and integrity of the Company’s accounting and reporting practices and controls and its financial statements and reports; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent auditors’ qualifications and independence; and (4) the performance of the Company’s internal audit function and independent auditors.

The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Audit Committee last reviewed its charter in February 2007 and, at that time, made changes to incorporate as a responsibility of the Audit Committee discussion with the Company’s independent auditor of the matters concerning interim financial information required to be discussed by Statement on Auditing Standards No. 100. The Audit Committee has adopted pre-approval policies and procedures regarding the retention of the Company’s independent auditor (and certain other independent audit firms) to provide audit or non-audit services and for the retention of any firm to provide audit services.

The members of the Audit Committee meet regularly with management (including the chief executive officer, chief operating officer, chief financial officer, principal accounting officer, chief risk officer and the general counsel and compliance officer) as well as with senior members of the Company’s internal audit, tax, finance, treasury and legal groups and KPMG LLP, the Company’s independent auditors. In addition, the committee meets regularly in separate sessions with representatives of KPMG LLP, the Company’s chief financial officer, its general counsel and senior members of the Company’s internal audit group. Based on discussions and information received during these meetings and otherwise, the Audit Committee members provide advice, counsel and direction to management and the auditors using their experience in business, financial and accounting matters. During fiscal 2007, the Audit Committee met ten times and routinely reported its activities to the full Board.

During fiscal 2007, the Audit Committee focused on numerous topics, which included the following:

•	Reviewing and discussing with management, which has primary responsibility for the financial statements, and with Accenture’s independent auditors the Company’s annual audited financial statements and quarterly financial statements. The committee also reviewed related issues and disclosure items, including the Company’s earnings press releases, and performed its regular review of critical accounting policies and the processes by which the Company’s chief executive officer and chief financial officer certify the information contained in its quarterly and annual filings.

•	Receiving regular updates on the Company’s contract and other risk management activities from the chief risk officer, including reviewing and discussing enterprise risk assessment materials prepared by the chief risk officer.

•	Receiving regular updates on the Company’s legal and regulatory compliance activities from the general counsel and compliance officer, including key litigation and other investigative matters; issues or activities related to the Company’s Code of Business Ethics and monitored through the Accenture Ethics and Compliance Program; and issues related to the Company’s other compliance programs. The committee also assessed the financial literacy, potential qualification as an audit committee financial expert and service on the audit committees of other public companies of each of its members.

•	Discussing with KPMG LLP the materials required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance,” and Statement on Auditing Standards No. 100, “Interim Financial Information.” The committee also discussed with KPMG LLP its written disclosure letter as required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed its independence and related issues. Discussions with KPMG LLP also included staffing the engagement, its litigation matters and the Public Company Accounting Oversight Board reports of inspection of KPMG LLP.

As part of its oversight role and in reliance upon its reviews and discussions as outlined above, the Audit Committee reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of August 31, 2007, which was made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. The Audit Committee also reviewed and discussed with KPMG LLP its attestation report on internal control over financial reporting. This report is included in Accenture’s Annual Report on Form 10-K for the year ended August 31, 2007 filed with the SEC on October 23, 2007.

In addition, in reliance upon its reviews and discussions as outlined above, the Audit Committee recommended, and the Board of Directors approved, the inclusion of the Company’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended August 31, 2007 for filing with the SEC and presentation to the Company’s shareholders. The Audit Committee also recommended during fiscal 2008 that KPMG LLP be re-appointed as the Company’s independent auditors to serve until the Company’s annual general meeting of shareholders in 2009, and that the Board submit this appointment to the Company’s shareholders for approval at the Annual Meeting.

THE AUDIT COMMITTEE

Blythe J. McGarvie, Chair
William L. Kimsey
Robert I. Lipp

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis section of this proxy statement and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and Annual Report on Form 10-K. This report is provided by the following independent directors, who comprise the Compensation Committee:

THE COMPENSATION COMMITTEE

Sir Mark Moody-Stuart, Chair
Dennis F. Hightower
Marjorie Magner

Nominating & Governance Committee Report

The Nominating & Governance Committee of the Board operates pursuant to a written charter, which may be accessed through the Corporate Governance section of Accenture’s website, accessible through the Investor Relations page at http://investor.accenture.com. The purpose of the Nominating & Governance Committee is to assist the Board in fulfilling its responsibility to the Company and to its shareholders, potential shareholders, the investment community and other stakeholders by: (1) assessing and nominating (or recommending to the Board for its nomination) strong and capable candidates to serve on the Board; (2) making recommendations as to the size, composition, structure, operations, performance and effectiveness of the Board; (3) overseeing the Company’s chief executive officer succession planning process; (4) conducting the annual review of the chief executive officer; (5) developing and recommending to the Board a set of corporate governance principles; and (6) taking a leadership role in shaping the corporate governance of the Company.

The Nominating & Governance Committee met five times during fiscal 2007 and routinely reported its activities to the full Board. At these meetings, it, among other things:

•	reviewed the chief executive officer’s performance as well as management’s assessment of the Company’s performance;

•	considered and proposed to the shareholders that two Class II directors and four Class III directors be re-appointed at the 2007 Annual General Meeting of Shareholders to serve a further term;

•	reviewed the qualifications of potential candidates to serve as members of the Board and discussed the size and composition of the Board;

•	discussed succession plans for the Board;

•	assessed (1) each director’s independence based upon the Company’s independence standards and those of the NYSE and (2) the financial literacy, potential qualification as an audit committee financial expert and service on the audit committees of other public companies of each of the members of the Audit Committee, and made recommendations to the Board regarding these matters;

•	discussed and approved the Board’s committee structure and assignments and the compensation of members of the Audit Committee;

•	conducted a confidential survey of the Board designed to evaluate (and improve, as needed) the operation and performance of the Board and each of its committees and designed and distributed to each Board member a self-assessment survey designed to enhance each members’ participation and role as a member of the Board, which was reviewed with the member by either the chair of the committee or the lead director; and

•	discussed best practices and evolving developments in the area of corporate governance, including governance ratings for the Company.

The Nominating & Governance Committee will continue to focus on ensuring that the Company’s governance model promotes the efficient and thorough governance of the Company for its benefit and that of its shareholders.

THE NOMINATING & GOVERNANCE COMMITTEE

Wulf von Schimmelmann, Chair
Dennis F. Hightower
Nobuyuki Idei

Finance Committee Report

The Finance Committee of the Board operates pursuant to a written charter, which may be accessed through the Corporate Governance section of Accenture’s website, accessible through the Investor Relations page at http://investor.accenture.com. The purpose of the Finance Committee is to assist the Board by providing guidance and oversight of the Company’s: (1) capital structure and corporate finance strategy and activities; (2) share redemptions and purchases; (3) treasury function and investment and financial risk management; (4) defined contribution and benefit plans; (5) insurance plans; and (6) major acquisitions.

During fiscal 2007, the Finance Committee met six times and reported its activities to the full Board. During these meetings, it, among other things:

•	reviewed and discussed the Company’s cash and capital plans;

•	approved and recommended to the full Board proposals to (1) repurchase otherwise restricted shares at a discount via a “modified Dutch auction” procedure, (2) file a shelf registration statement to allow the Company to issue freely tradable Accenture Ltd Class A common shares in lieu of cash upon redemptions of Accenture SCA Class I common shares, (3) modify certain transfer restrictions applicable to current senior executives and (4) authorize other share repurchase activities;

•	discussed the Company’s merger and acquisitions plans and activities;

•	recommended to the full Board approval of the Company’s annual dividend; and

•	reviewed and discussed the Company’s treasury function, insurance programs and pension and other retirement plans.

THE FINANCE COMMITTEE

Dina Dublon, Chair
Marjorie Magner
Sir Mark Moody-Stuart

PROPOSAL NO. 2—APPROVAL OF PROPOSED BYE-LAW AMENDMENT

The Board has approved a proposed amendment to our bye-laws which would enable Accenture to deliver future copies of our proxy materials to shareholders electronically by posting these materials on an Internet website and sending our shareholders a “notice of Internet availability” of the materials. The text of the proposed bye-law amendment is attached as Annex A to this proxy statement.

Background; Reasons for and General Effect of the Proposed Amendment

Currently, the bye-laws of Accenture Ltd permit us to deliver notices or other documents to our shareholders through a variety of means, including personally, by mail, by other delivery to the registered address of a shareholder or by “electronic means.” Until recently, “electronic means” under Bermuda law did not permit delivery by publication of the documents on an Internet website. In December 2006, the Companies Act 1981 of Bermuda (“Bermuda Law”) was amended to permit companies to deliver documents to shareholders by publication of the documents on an Internet website and notification of that publication but only if, among other things, the shareholder has provided prior consent to the delivery of the documents in this manner.

In addition, the SEC recently amended its rules to provide shareholders with a choice as to how they wish to receive their proxy materials each year. Under the SEC’s new rules, shareholders can choose to receive our proxy materials electronically by Accenture’s posting of the materials on a publicly-accessible Internet website and providing notice to shareholders of their availability, or they may elect to receive these materials in paper form. These new rules will become effective for us on January 1, 2008. Because we desire to provide our shareholders with this choice now, Accenture has decided to voluntarily comply with these new requirements early and has posted our proxy materials on the website identified on page 1 above as an additional convenience to our shareholders.

In order for Accenture to be able to fully implement the SEC’s new shareholder choice delivery of proxy materials via an Internet website, and to comply with Bermuda Law, we are submitting for shareholder approval a proposed bye-law amendment which will provide that we may deliver proxy materials to our shareholders by publication on an Internet website and sending a notice of Internet availability. The new bye-law will also constitute the required prior consent from each shareholder. We have been advised by Bermuda counsel that this proposed amendment is compliant with Bermuda Law. It will also permit Accenture to fully effectuate the SEC’s new shareholder choice proxy delivery rules. Consistent with SEC rules, our shareholders will be able to receive delivery of our future proxy materials via an Internet website with our delivery to them of a paper “notice of Internet availability” of the posting.

The proposed amendment will not in any way affect the rights of our shareholders under SEC rules to receive proxy materials in paper form upon their request. As required by the SEC, if Accenture delivers its proxy materials via an Internet website in the future, shareholders will be able to request paper copies of these materials, for the particular meeting at issue or for all future meetings, by following the instructions provided in the notice of Internet availability.

If the proposed bye-law amendment is not approved by shareholders, the existing provisions in the bye-laws concerning delivery of required documents to our shareholders will remain in full force and effect.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE BYE-LAW AMENDMENT.

PROPOSAL NO. 3—RE-APPOINTMENT OF INDEPENDENT AUDITORS

Our shareholders have the authority to appoint our independent auditors and to authorize the Board, acting through the Audit Committee, to determine the auditors’ remuneration. Upon the Audit Committee’s recommendation, the Board has recommended the re-appointment of KPMG LLP as the independent auditors to audit our consolidated financial statements for the fiscal year ending August 31, 2008. The Board is asking our shareholders to approve the re-appointment of KPMG LLP as auditors to hold office until our annual general meeting of shareholders in 2009 and to approve the Audit Committee’s authority to determine the auditors’ remuneration.

We expect that one or more representatives of KPMG LLP will be present at the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any questions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RE-APPOINTMENT OF KPMG LLP AND THE AUDIT COMMITTEE’S AUTHORITY TO DETERMINE KPMG LLP’S REMUNERATION.

INDEPENDENT AUDITORS’ FEES

Independent Auditors’ Fees

In connection with the audit of our financial statements and internal control over financial reporting for fiscal 2007, the Company, through the chair of the Audit Committee, entered into an agreement with KPMG LLP that sets forth the terms by which KPMG LLP will perform audit services for the Company. That agreement provides for alternative dispute-resolution procedures to be followed in lieu of litigation in the case of any dispute between the parties. Punitive damages may not be awarded in any procedure submitted to arbitration under the agreement.

The following table describes fees for professional audit services rendered by KPMG LLP and its affiliates (“KPMG”), Accenture Ltd’s principal accountant, for the audit of our annual financial statements for the years ended August 31, 2007 and August 31, 2006 and internal control over financial reporting, and fees billed for other services rendered by KPMG during these periods.

	2007	2006
	(in thousands)

Audit Fees(1)	$11,567	$12,297
Audit-Related Fees(2)	581	399
Tax Fees(3)	2	0
All Other Fees(4)	26	31

Total	$12,176	$12,727

(1)	Audit Fees, including those for statutory audits, include the aggregate fees recorded for the fiscal year indicated for professional services rendered by KPMG for the audit of Accenture Ltd’s and Accenture SCA’s annual financial statements and review of financial statements included in Accenture’s Forms 10-Q and Form 10-K. Audit Fees include fees for the audit of Accenture’s internal control over financial reporting.

(2)	Audit-Related Fees include the aggregate fees recorded during the fiscal year indicated for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of Accenture Ltd’s and Accenture SCA’s financial statements and not included in Audit Fees. Audit-Related Fees also include fees for accounting advice and opinions related to various employee benefit plans and fees for services to issue Statement on Auditing Standards No. 70 reports.

(3)	Tax Fees include the aggregate fees recorded during the fiscal year indicated for professional services rendered by KPMG for tax compliance, tax advice and tax planning.

(4)	All Other Fees include the aggregate fees recorded during the fiscal year indicated for products and services provided by KPMG, other than the services reported above.

Procedures For Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Pursuant to its charter, the Audit Committee of the Board is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between Accenture and its independent auditors. The Audit Committee has delegated to its chair the authority to review and pre-approve any such engagement or relationship, which may be proposed in between its regular meetings. Any such pre-approval is subsequently considered and ratified by the Audit Committee at the next regularly scheduled meeting. KPMG LLP’s engagement to conduct the audit of Accenture Ltd for fiscal 2007 was approved by the Audit Committee on February 7, 2007. Additionally, each permissible audit and non-audit engagement or relationship between Accenture and KPMG LLP entered into since September 1, 2005 has been reviewed and approved by the Audit Committee, as provided in its charter.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Philosophy and Structure of the Executive Compensation Program

Our compensation program for our top 2,300 senior executives, including our named executive officers, is designed to reward them for their contribution to company performance. Our compensation program is designed to support achieving the strategic business objectives of:

•	Creating shareholder value; and

•	Delivering results that support Accenture’s business plan and that outperform those of our competitors.

In addition, our compensation program is also designed to:

•	Attract, retain and motivate the best executives;

•	Offer a compelling reward structure for our senior executives that provides the incentive to continue to expand their contributions to Accenture throughout their careers;

•	Differentiate top performers and provide them with superior rewards for superior results; and

•	Continue Accenture’s movement to less-complex and more market-relevant levels and mix of compensation elements for our senior executives.

Our compensation program includes payment of cash compensation to our senior executives consisting of base and performance components. Under this system, senior executives are paid cash compensation based on their scope of responsibility and performance compensation based on their contribution to company performance set annually. Both components have been paid out over twelve months. As described below, however, while base compensation will continue to be determined by individual level of responsibility and paid monthly, for the 2008 compensation year (as defined below), we have modified the performance component of our cash compensation program so that it will be paid in single installments after the end of the fiscal year along with our existing annual bonus plan compensation. This change furthers our objective to move to a simpler and more market-relevant compensation program.

Compensation Year

We structure our executive compensation program around a compensation year that begins on December 1 and concludes on November 30 the following year. This is not the same as our fiscal year, which ends on August 31. Accordingly, the total compensation paid to our senior executives for fiscal 2007 (12 months ended August 31, 2007), including our named executive officers as reported in this proxy statement, comprises portions from the compensation year that concluded on November 30, 2006 (the “2006 compensation year”) and portions from the compensation year that commenced on December 1, 2006 (the “2007 compensation year”). We refer to the compensation year that commenced on December 1, 2007 and will conclude on November 30, 2008 as the “2008 compensation year.”

We have a compensation year that is different from our fiscal year because, as described below, certain components of our compensation program (e.g., review of each senior executive’s performance over the prior year and performance-based compensation) depend on corporate and individual performance results from the prior fiscal year. Having a compensation year that begins three months after the beginning of our fiscal year allows us time to evaluate and consider prior fiscal year performance and corporate results in setting compensation for the upcoming compensation year.

Determining Named Executive Officer Compensation — Sources of Input

A number of individuals and entities contribute to the process of reviewing and determining the compensation of our named executive officers, particularly our chief executive officer:

•	Compensation Committee. Our Compensation Committee makes the final determination regarding the annual compensation of Mr. Green, our chief executive officer, taking into consideration the evaluation of Mr. Green’s performance provided by the Nominating & Governance Committee and feedback from our chief leadership officer. Our chief leadership officer seeks input from other members of our executive leadership team, which comprises approximately 25 of our highest-level senior executives, including all of our named executive officers. Our Compensation Committee also reviews Mr. Green’s recommendation regarding the compensation of our other named executive officers and approves the compensation of those officers.

•	Nominating and Governance Committee. The Nominating & Governance Committee reviews Mr. Green’s performance and provides a performance evaluation to the Compensation Committee.

•	Chief Executive Officer. Mr. Green provides the Compensation Committee with an evaluation of the performance of the other named executive officers, which includes an assessment of each individual’s performance against his or her annual objectives and a recommendation regarding his or her compensation.

•	Chief Leadership Officer. Our chief leadership officer, who has primary responsibility for our leadership development program, solicits input from other members of our executive leadership team other than Mr. Green regarding the performance of our chief executive officer.

•	Compensation consultant. Our Compensation Committee uses Watson Wyatt Worldwide as its compensation consultant. As requested by the committee, Watson Wyatt advises the Compensation Committee on general marketplace trends in executive compensation, makes proposals for executive compensation programs, recommends peer companies for inclusion in competitive market analyses of compensation, and responds to other requests from the Compensation Committee for advice or resources regarding the compensation of our chief executive officer and our other named executive officers. Watson Wyatt also makes recommendations for the Compensation Committee to consider regarding the final compensation package of our chief executive officer, as discussed under “— Elements of Executive Compensation.”

Elements of Executive Compensation

In this section, we discuss our compensation elements for our named executive officers, why we pay them and how the compensation amounts are determined. For a discussion of fiscal 2007 performance metrics considered by the Compensation Committee, and the committee’s evaluation of performance during fiscal 2007, see “— Performance Metrics Utilized in Evaluations.”

Cash Compensation

For fiscal 2007, cash compensation for our named executive officers other than Mr. Green was based primarily on level of responsibility. Historically, on an annual basis and typically during the last three months of our compensation year (i.e., after completion of our prior fiscal year), Mr. Green has recommended levels of responsibility and performance ratings for our named executive officers. These are based on an evaluation of each executive’s responsibilities, performance and contribution to company results. Mr. Green’s recommendations are then reviewed and approved by our Compensation

Committee. Each senior executive receives base compensation, which is determined by the level of responsibility within Accenture assigned to that executive (of which there are 12 for senior executives, excluding the chief executive officer), as well as performance compensation, which is determined by the committee’s evaluation of objective and subjective factors relative to his or her peers at the given level of responsibility.

Beginning with the 2008 compensation year, the Compensation Committee has approved eliminating the performance component of monthly compensation, and instead each of our named executive officers will be eligible to receive, on an annual basis, an individual performance bonus to be determined based on the executive’s contribution to company performance during the prior fiscal year. Further, as discussed below, for the 2008 compensation year, our named executive officers received an increase in the portion of base compensation related to their level of responsibility to partially compensate these executives for a decrease in their monthly compensation that resulted from the elimination of the monthly performance compensation. In addition, they have received a transition bonus in recognition of their job performance in fiscal 2007 and to compensate them for the loss of the remaining portion of their monthly performance compensation. In the 2008 compensation year, an executive’s contribution to company results will be rewarded by an individual performance bonus paid in a single installment in December.

Types of Cash Compensation

We utilized three components of cash compensation during fiscal 2007: base compensation, individual performance-based compensation and annual bonus plan compensation.

Base Compensation

Named Executive Officers Other Than Mr. Green.  Base compensation is designed to provide a stable level of compensation to the executive each year and is reflective of the executive’s level of responsibility within Accenture. Base compensation is the same for all named executive officers at a given level of responsibility, except that it may differ for executives in different countries based on relative market compensation for those responsibilities. Base compensation is a measure of job scope, as opposed to individual performance.

Mr. Green.  In connection with the move toward a more market-relevant compensation system, in fiscal 2005 our Compensation Committee decided that Mr. Green would no longer be compensated based on the level of responsibility system. Instead, Mr. Green’s annual base salary is determined each year by the Compensation Committee based upon recommendations and evaluations from our Nominating and Governance Committee and the compensation consultant engaged by the Compensation Committee.

Individual Performance-Based Compensation

Named Executive Officers Other Than Mr. Green.  Performance compensation was designed to reward an executive’s personal job performance during the prior fiscal year, as determined by the Compensation Committee based upon Mr. Green’s recommendations. These recommendations were developed using an evaluation of each executive’s contribution to company results based generally on the objective and subjective performance metrics discussed under “— Performance Metrics Utilized in Evaluations.” Thus, performance compensation awarded to the applicable named executive officers during fiscal 2007 was based primarily on the executive’s individual performance for fiscal 2006. This compensation was then earned over the course of the 2007 compensation year, contingent on the executive’s continued employment with Accenture, and paid to the executive monthly during the compensation year. (As with base compensation, upon termination, the executive would cease receiving any further payout of the remaining performance compensation. Performance compensation levels may also differ for executives in different countries based on relative market compensation in those countries.)

Beginning in the 2008 compensation year, performance compensation will be paid at a time closer to the year in which it was earned, creating a more direct relationship between the results achieved and the compensation paid to the executive. We believe that simplifying our program and shortening the length of time between performance periods and payment of the related bonus compensation will enhance the link between an executive’s performance and his or her compensation and move Accenture closer to market practices in its variable pay structure. As described above, we paid transition bonuses to our named executive officers in December 2007 in connection with this move.

These transition bonuses are reflected as compensation in fiscal 2007 because they were earned for performance in fiscal 2007, and they are reflected as such in the Summary Compensation Table below. We show, on the face of our Summary Compensation Table for fiscal 2007, both of the payments under the “old” performance compensation system as well as the December 2007 transition bonus. We believe this provides a more complete picture of our executive officer compensation.

Transition bonuses for fiscal 2007 performance for our named executive officers other than Mr. Green were also determined by the Compensation Committee based upon Mr. Green’s recommendations using an evaluation of each executive’s contribution to company results.

Mr. Green.  Mr. Green’s annual performance-based compensation is determined each year by the Compensation Committee based upon recommendations and evaluations from our Nominating and Governance Committee, the compensation consultant engaged by the Compensation Committee, and other members of our executive leadership team. Mr. Green also received a transition bonus in December 2007 and will be eligible to receive a performance bonus in December 2008 for performance during fiscal 2008.

     Determination of Base and Individual Performance-Based Compensation for Fiscal 2007

Named Executive Officers Other Than Mr. Green.  For each of the 2006 and 2007 compensation years, each named executive officer other than Mr. Green received base compensation awarded pursuant to the methodology described above. Each was also eligible to receive performance compensation of up to an additional 200% of base compensation, based on performance for the prior fiscal year, awarded pursuant to the methodology described above. For fiscal 2007, the base and performance compensation of these executives was as follows:

	Base	Performance
Name	compensation	compensation

Pamela J. Craig	$768,900	$900,000
Michael G. McGrath	$983,838	$1,076,852
Karl-Heinz Flöther	$916,698	$1,408,859
Mark Foster	$1,003,767	$1,435,416
Stephen J. Rohleder	$851,250	$1,088,250

Mr. Green.  For each of the 2006 and 2007 compensation years, the Compensation Committee determined Mr. Green’s base salary and performance-based compensation after reviewing the recommendations of its compensation consultant and feedback on Mr. Green’s performance for the preceding fiscal year provided by the Nominating and Corporate Governance committee and the other members of our executive leadership team.

     Annual Bonus Plan Compensation

Our annual bonus plan, which is separate from our other performance compensation, is funded based on the Company’s performance against plan in achieving pre-established corporate earnings objectives. It provides cash awards that are individually determined based on an executive’s annual performance rating, as described below. A formula establishes a range of overall funding for threshold, target and above-target performance against earnings targets. Subject to the approval of our Compensation Committee, our chief financial officer, in consultation with Mr. Green and our chief operating officer, has limited discretion to depart from the payout established by the formula. We offer this program in addition to our individual performance-based bonus because we believe that it provides additional flexibility to recognize our top performers and provide them with superior rewards for superior results, in furtherance of our compensation objectives.

Mr. Green’s target bonus under the annual bonus plan for fiscal 2007 was $450,000. The target bonus for each of our other named executive officers was 24% of the individual’s base compensation.

     Additional Bonus for Former Chief Financial Officer

Mr. McGrath, who served as our chief financial officer through October 31, 2006, received additional compensation arrangements in fiscal 2007 at the time he relinquished the chief financial officer position and became international chairman. The Compensation Committee approved three milestone cash bonus payments, totaling $1,171,800, during fiscal 2007. This compensation was tailored to recognize Mr. McGrath’s importance in executing our corporate strategy and to meet the objective of retaining his services, and its components were outside of our regular compensation program. The milestone cash bonus payments were paid in three equal installments on December 31, 2006, April 30, 2007 and August 31, 2007. These payments were contingent upon Mr. McGrath’s continued employment with Accenture on the date of each payment, and were made in lieu of Mr. McGrath’s participation in our equity compensation programs and annual bonus plan. Mr. McGrath retired from Accenture at the end of fiscal 2007.

Long-Term Equity Compensation

We provide a greater proportion of our named executive officers’ compensation in cash than do many of our peer companies. However, we have begun to expand the equity component of our executives’ compensation to better reflect the mix of cash and equity compensation in what we believe is the relevant marketplace for talented executives. In addition to their equity compensation, our named executive officers generally have significant holdings of our common stock from our transition to a corporate structure, and we consider these to be an important source of long-term equity exposure. We intend for long-term equity compensation to constitute a significant component of the compensation opportunity for our named executive officers in the future, although we continue to monitor compensation trends among companies of our size and in our peer group, as well as other competitors, and expect to further adjust our compensation mix in the future.

We generally award equity grants at the beginning of our compensation year or the beginning of the calendar year. All of our equity grants to our named executive officers in fiscal 2007 were awarded on January 1, 2007, except the matching grants under our Voluntary Equity Investment Program, or VEIP (described below), which were awarded on January 5, 2007. The exercise price of stock options that we granted to our named executive officers in prior years was set at a price equal to the average of the high and low trading price of a share of our common stock on the date of grant, as required by our equity compensation plans. We used the average of the high and low trading price, as we believe this average is more representative of the price of our stock on the date of grant, as opposed to a price from a single, arbitrary point in time. All equity grants are made under an equity compensation plan approved by our shareholders.

Restricted Share Units

In fiscal 2007, our executive compensation program included four separate programs under which our named executive officers were eligible for grants of restricted share units (“RSUs”). Of these, the Key Executive Performance Program is the most significant. The Senior Executive Performance Award program, the Senior Officer Performance Equity Award program and the Voluntary Equity Investment Program represent additional means by which equity may be awarded to named executive officers.

Key Executive Performance Program

The Key Executive Performance Program is the primary program under which we grant RSUs to our named executive officers. We designed the program to incent our named executive officers and other senior executives who receive grants under the program to drive superior company performance over a three-year period.

The Key Executive Performance Program is designed to reward award recipients, who include our named executive officers, for driving our business to meet performance objectives related to two metrics: operating income results and relative total shareholder return. We have chosen these metrics to reflect both internal and external measures of our performance. At the time a grant is made, we establish what percentage of the total RSUs granted will vest based on performance on each metric, as well as procedures for establishing these metrics. We do not retroactively adjust vesting terms in grants previously made, but this percentage and the procedures for establishing the metrics may be different in subsequent annual grants. For grants made in fiscal 2007, we weighed operating income results more heavily than total shareholder return. We believe total shareholder return is influenced more by external factors and does not reflect our performance against our objectives as accurately as operating income results. RSU grants under the program vary based on the executive’s level of responsibility, and final grant amounts are approved by our Compensation Committee.

RSU grants under the Key Executive Performance Program are subject to a three-year performance period, with potential vesting at the conclusion of the period depending on Accenture’s cumulative performance over this period. We believe that the three-year measurement period is an important feature of our program in that it focuses management attention on both near-term and longer-term goals. In particular, it should be noted that a period of poor performance against our operating income or total return targets could affect the ultimate vesting percentage for several years of RSU grants made to our named executive officers. For additional information on our Key Executive Performance Program and the RSU grants made during fiscal 2007 to our named executive officers, see “Grants of Plan-Based Awards for Fiscal 2007” and “Narrative to Grants of Plan-Based Awards Table” below.

Other RSU Grant Programs

Our named executive officers are eligible to receive grants under three additional programs to the extent they meet the eligibility requirements for these grants. These programs are designed to reward the performance of our senior executives, incent them to meet performance goals and encourage them to acquire meaningful ownership stakes in Accenture.

Senior Executive Performance Award. The Senior Executive Performance Award program provides an annual award of RSUs to our top-performing senior executives. Grants must be approved by the Compensation Committee and are based on the Committee’s evaluation of annual company performance and a subjective evaluation of each executive’s individual performance, as described under “— Performance Metrics Utilized in Evaluations.” Our named executive officers are eligible for grants under this program based on achieving certain performance rating levels under our performance evaluation system.

Senior Officer Performance Equity Award. The Senior Officer Performance Equity Award provides an annual award of RSUs to selected top-performing senior executives. The program is designed to further our goals of compensating our senior executives at levels comparable with those of our peer companies and expanding the equity component of our executives’ compensation. Mr. Green recommends grant amounts based in part upon on his evaluation of each executive’s individual performance, as described under “— Performance Metrics Utilized in Evaluations,” and the executive’s compensation relative to the market. The Compensation Committee reviewed the recommendation of its compensation consultant and then determined the grant amount for Mr. Green. Final grant amounts are approved by our Compensation Committee.

Voluntary Equity Investment Program. The VEIP is a matching program to further encourage share ownership among our senior executives, including our named executive officers.

For information on the named executive officers who received these awards during fiscal 2007, see “Grants of Plan-Based Awards for Fiscal 2007” and “Narrative to Grants of Plan-Based Awards Table” below.

Other Compensation

Consistent with our compensation philosophy, we provide only limited personal benefits to our named executive officers. These include premiums paid on life insurance policies, fees for tax-preparation services and fees for annual physical examinations. These additional personal benefits are not a significant component of the compensation of our named executive officers. Additional discussion of the personal benefits and other compensation provided to our named executive officers in fiscal 2007 is included in the Summary Compensation Table below.

Role of Benchmarking

Each year, our Compensation Committee reviews and approves a peer group for use in conducting competitive market analyses of compensation for our named executive officers and directors. We do not believe many companies compete directly with us in all lines of our business. However, with the assistance of Watson Wyatt, consultant to the Compensation Committee, we have identified a peer group of relevant public companies for which data are available that are comparable to ours in at least certain areas of our business. This group of companies is different from, and broader than, the peer group companies used for the five-year comparison of cumulative total return we present in our annual report to shareholders. We believe this grouping provides a meaningful gauge of overall compensation trends among companies engaged in the different aspects of our business.

The main peer group used in assessing 2007 compensation is the same as was used in the prior year and is composed of the following companies:

•	Affiliated Computer Services, Inc.

•	BearingPoint, Inc.

•	Computer Sciences Corporation

•	Electronic Data Systems Corporation

•	EMC Corporation

•	First Data Corporation

•	Hewlett-Packard Company

•	International Business Machines Corporation

•	Marsh & McLennan Companies, Inc.

•	Oracle Corporation

•	Sun Microsystems, Inc.

•	Unisys Corporation

Our Compensation Committee also reviewed, for reference, a report provided by Watson Wyatt on compensation levels of the highest-paid executives at 110 U.S.-based companies with annual revenues over $10 billion.

Consistent with our compensation objectives, we structure our programs to provide each of our named executive officers a total compensation opportunity that is up to approximately the 75th percentile of our main peer group. However, our named executive officers can only achieve this level of compensation if both their individual performance and our company performance reach maximum levels. Actual compensation of our named executive officers in fiscal 2007 did not result in compensation at the 75th percentile of our peer group.

In structuring compensation for our named executive officers, the Compensation Committee also utilized an evaluation prepared by Watson Wyatt comparing our performance relative to the peer group. To evaluate whether Accenture’s named executive officer compensation was aligned with the performance of the Company, the Compensation Committee examined realizable pay levels for these officers, as developed by Watson Wyatt. In this analysis, realizable pay was defined as cash compensation received during the years 2005 through 2007 plus the ending value (rather than the grant date fair value) of equity grants made during that same period. The analysis showed that, for the 2005 to 2007 compensation years, total realizable pay for Accenture’s named executive officers was just above the 50th percentile of our peer group. This pay level was in alignment with Accenture’s growth rates for earnings per share and revenues for this three-year period, which both exceeded the 50th percentile of our peer group, but it was lower than the Company’s total shareholder return for the same period, which exceeded the 75th percentile of our peer group.

Performance Metrics Utilized in Evaluations

As discussed under “— Elements of Executive Compensation — Cash Compensation,” individual performance-based compensation for our named executive officers other than Mr. Green is determined by evaluating their performance against annual objectives. These objectives are set by reference to annual fiscal-year performance targets set for Accenture. Mr. Green sets Accenture’s annual fiscal-year performance targets, which are also reviewed and approved by the Compensation Committee. These performance targets serve as the objectives against which the Compensation Committee measures Mr. Green’s performance for the relevant year. Relevant portions of these company-wide performance targets are then incorporated into the performance objectives of our other named executive officers. Different combinations of objectives apply to each of our named executive officers depending on his or her functional role, and each executive may also have additional objectives specific to his or her role.

We evaluate the annual performance of, and issue an individual performance rating for, each of our named executive officers by assessing whether they exceeded, met or partially met their performance objectives for the year. The individual performance rating and evaluation was used in setting each executive’s performance compensation awarded in the 2007 compensation year based on fiscal 2006 individual performance (but paid out to the executive based on their continued employment) and the transition bonus earned for fiscal 2007, as well as determining the amount awarded under our annual bonus plan to each executive for performance during fiscal 2007. We do not apply any formula or use a pre-determined weighting when comparing overall performance against the various objectives. Although the target amount of our annual incentive bonus is determined formulaically, as described under “— Elements of Executive Compensation — Cash Compensation — Types of Cash Compensation — Annual Bonus Plan Compensation,” the amount of annual bonus paid to each of our named executive officers may be greater or less than their target annual bonus depending on the executive’s individual performance rating for the year.

Our performance objectives for fiscal 2007 centered on three overarching themes:

•	Educating, energizing and inspiring our people. This included retaining and motivating our employees and reinforcing our core values. These objectives were applicable to each of our named executive officers.

•	Driving growth by helping our clients become high-performance businesses. This included bookings, revenue and emerging markets growth. These objectives were applicable to each of our named executive officers except our chief financial officer.

•	Running Accenture as a high-performance business. This included objectives for new bookings, revenues, operating income, earnings per share and free cash flow. In September 2006, we announced our business outlook for fiscal 2007 at the time we reported our financial results for fiscal 2006. Our performance objectives for running Accenture as a high-performance business were calibrated at or near the high end of the specific targets and target ranges in our business outlook. The new bookings, revenue and operating income objectives were applicable to each of our named executive officers except our chief financial officer. The earnings per share and free cash flow objectives were applicable only to our chief executive officer.

Our goals and targets encompassed numerous more detailed objectives in each of these areas.

Evaluation of Company Performance in Fiscal 2007

Our Compensation Committee evaluates overall company performance for a fiscal year by reviewing the results achieved on these individual objectives for the year, and then determining whether we exceeded, met or partially met the objectives as a whole for that year. Within each of these three levels of achievement, the Compensation Committee further determines whether our performance was in the low, medium or high range of performance within that level. This determination then forms the basis for the Compensation Committee’s assessment of whether Mr. Green met his performance objectives for the relevant year, which are generally equivalent to the company objectives, as well as whether our other named executive officers met the portions of these objectives relevant to them.

Overall, company performance was strong in fiscal 2007 when measured against the performance objectives outlined above. Targets were generally achieved or exceeded for our significant performance objectives; however, a few of our more detailed objectives were not achieved.

Accordingly, in reviewing our performance in fiscal 2007 against our performance objectives for the year, our Compensation Committee, in consultation with the Nominating & Governance Committee and Mr. Green, determined that overall corporate performance for fiscal 2007 was “medium exceeds.” This means that we performed in the middle of the top third of our overall assessment scale. As part of its determination, our Compensation Committee reviewed an analysis prepared by its compensation consultant of the relative difficulty of achieving our performance objectives as compared to those of our peer group (as described under “— Role of Benchmarking.”) Our Compensation Committee observed that, based on this analysis, our performance objectives for the year were particularly challenging. The Compensation Committee considered this overall corporate performance rating in setting the amounts of the transition bonuses paid to our named executive officers for fiscal 2007 performance.

Share Ownership Guidelines

We have adopted share ownership guidelines that apply to each of our senior executives, including our named executive officers. These share ownership guidelines are intended to ensure that each of our named executive officers holds a meaningful ownership stake in Accenture. We intend that this ownership stake will further align the interests of our named executive officers and our shareholders.

Under these guidelines, all senior executives are required to own Accenture equity with a value equal to between one and six times their base compensation based on their current level of responsibility. Each of our named executive officers is required to own Accenture equity with a value equal to at least six times his or her base compensation. Senior executives, including our named executive officers, have five years from reaching their first senior-executive level to meet their equity ownership requirement for that level, and three years upon promotion to a higher level of responsibility to meet the requirement for that new level.

Each of our named executive officers maintains ownership of Accenture equity considerably in excess of these requirements.

Employment Agreements

Our named executive officers have each entered into standard employment agreements with us. We do not generally offer our named executive officers employment agreements that include pre-negotiated compensatory commitments, guaranteed salary or bonus, severance packages, or other features that are commonly found in executive employment agreements in our industry, other than as may be required by law. Instead, these executives receive compensatory rewards that are tied to their own performance and the performance of our business, rather than by virtue of longer-term employment agreements. This is consistent with our objective to reward individual performance and support the achievement of our business objectives.

Post-Termination Compensation

We have structured our employment arrangements with our named executive officers to avoid significant post-termination compensation, other than as may be required by law. Although some of our employment agreements provide that we offer an executive four months advance notice if we terminate his or her employment (or, at our discretion, four months pay in lieu of this notice), our agreements do not contain multi-year or significant lump-sum compensation payouts to a named executive officer upon termination of employment. Similarly, we have chosen in general not to contribute to pension or other retirement plans for our named executive officers. We also do not offer them significant deferred cash compensation or other post-employment benefits. However, one of our named executive officers participates in deferred compensation arrangements in his home country in which the Company guarantees a certain minimum rate of return at retirement. See “Potential Payments Upon Termination.” We believe this focus on performance, rather than benefits, is consistent with our “high performance” business culture.

Summary Compensation Table

								Change in
								Pension
								Value and
							Non-Equity	Non-Qualified
Name and					Stock	Option	Incentive Plan	Deferred	All Other
Principal					Awards	Awards	Compensation	Compensation	Compensation	Total
Position	Year	Salary ($)(1)	Bonus ($)(2)		($)(3)	($)(4)	($)(5)	Earnings ($)	($)(6)	($)

William D. Green,	2007	$903,420	$1,741,400		$7,192,154	$54,015	$450,000	—	$10,666	$11,995,985
Chief Executive Officer		$1,644,330
Pamela J. Craig,	2007	$768,900	$1,263,240		$529,848	$40,078	$230,670	—	$12,201	$3,744,937
Chief Financial Officer (October 31, 2006—present)		$900,000
Michael G. McGrath,	2007	$983,838	$1,171,800	(7)	—	—	—	—	$17,131	$3,249,621
Chief Financial Officer (September 1—October 31, 2006); International Chairman (October 31, 2006—August 31, 2007)		$1,076,852
Karl-Heinz Flöther(8),	2007	$916,698	$1,405,062		$1,904,662	$42,483	$300,298	—	$11,051	$5,989,113
Group Chief Executive—Systems Integration, Technology & Delivery		$1,408,859
Mark Foster(9),	2007	$1,003,767	$1,482,457		$1,130,754	$47,694	$316,779	—	—(10)	$5,416,867
Group Chief Executive—Management Consulting		$1,435,416
Stephen J. Rohleder,	2007	$851,250	$1,408,440		$1,731,727	$40,078	$255,375	—	$12,371	$5,387,491
Chief Operating Officer		$1,088,250

(1)	Amounts reported in the first line of this column represent base compensation earned during the year ended August 31, 2007, and amounts reported in the second line of the column represent performance compensation paid during the year ended August 31, 2007. The performance compensation paid in each compensation year is based on the executive’s job performance rating for the prior fiscal year and was paid as a component of monthly pay. For a discussion of our base and performance compensation, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Cash Compensation.”

(2)	Represents the transition bonus to be paid in December 2007 to each named executive officer, other than Mr. McGrath, based on the executive’s individual job performance during fiscal 2007. Amounts to be paid to Messrs. Flöther and Foster are approximate based on estimated currency conversion rate for the future payment date. For a discussion of the transition bonus, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Cash Compensation—Types of Cash Compensation.” Mr. McGrath’s bonus is described in Footnote 7 to this table.

(3)	Represents dollar amount recognized for financial statement reporting purposes in fiscal 2007 in accordance with FAS 123R for grants of restricted share units during the year, disregarding any estimates of forfeitures based on service-based vesting conditions. The assumptions made when calculating the amounts in this column are found in Note 11 (Share-Based Compensation) to our Consolidated Financial Statements in Part I, Item 8 of our Annual Report on Form 10-K for the year ended August 31, 2007. Terms of the awards are summarized under “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity Compensation” above and in the “Narrative to Grants of Plan-Based Awards Table” below. The amounts recognized for each executive include the following:

	Mr. Green	Ms. Craig	Mr. Flöther	Mr. Foster	Mr. Rohleder

2005 Key Executive Performance Program	$333,349	—	$105,219	$250,000	$350,000
2006 Key Executive Performance Program	$1,146,871	—	$161,968	$360,906	$505,267
2007 Key Executive Performance Program	$2,999,991	$312,497	$992,054	$312,497	$437,496
2007 Senior Executive Performance Award	—	$106,243	$126,545	$96,244	$96,244
2007 Senior Officer Performance Equity Award	$2,666,650	$111,108	$388,876	$111,107	$333,330
Voluntary Equity Investment Program	$45,293	—	$130,000	—	$9,390
Total	$7,192,154	$529,848	$1,904,662	$1,130,754	$1,731,727

(4)	Represents dollar amount recognized for financial statement reporting purposes in fiscal 2007 in accordance with FAS 123R for grants of partner performance options (granted in fiscal 2005), disregarding any estimates of forfeitures based on service-based vesting conditions. The assumptions made when calculating the amounts in this column are found in Note 11 (Share-Based Compensation) to our Consolidated Financial Statements in Part I, Item 8 of our Annual Report on Form 10-K. All of our named executive officers were awarded grants of partner performance options in February 2005 for performance in fiscal 2004, except Mr. Green, who was not awarded partner performance options until October 2005 due to an administrative error.

(5)	Amounts reflect payments to be made in December 2007 under the annual bonus plan, summarized under “Compensation Discussion and Analysis—Elements of Executive Compensation—Cash Compensation” above. Amounts to be paid to Messrs. Flöther and Foster are approximate based on estimated currency conversion rates.

(6)	Amounts reflect the aggregate incremental cost of perquisites provided to the named executive officer (except with respect to Mr. Foster, for whom the aggregate incremental cost is less than $10,000), including life insurance premiums, matching gifts to educational institutions under our charitable gift matching program, medical exams, tax-return preparation services, and laptop computer allowances. Amounts for these items are not quantified because they do not exceed the greater of $25,000 or 10% of the total amount of perquisites. In addition, on a single occasion, a named executive officer traveling on company business was accompanied by family members on a flight operated by an outside vendor and paid for by the Company, resulting in de minimus additional incremental cost (not included in the above total). Also included for Mr. Rohleder is an $820 tax gross up payment, paid as reimbursement for taxes paid in a jurisdiction in which Mr. Rohleder provided services to the Company. This resulted in taxes due in excess of the rate applicable to his home jurisdiction.

(7)	Represents three cash bonus payments in equal amounts of $390,600 that were awarded on three different dates in fiscal 2007 in recognition of Mr. McGrath’s continued service as chief financial officer through October 31, 2006 and thereafter assuming the role of international chairman, as further described above under the heading “Compensation Discussion and Analysis—Elements of Executive Compensation—Cash Compensation—Types of Cash Compensation—Additional Bonus for Former Chief Financial Officer.”

(8)	Mr. Flöther, who is based in Germany, is compensated in Euros. We have converted his cash compensation to U.S. dollars based on average monthly translation rates over the annual period.

(9)	Mr. Foster, who is based in England, is compensated in British pounds. We have converted his cash compensation to U.S. dollars based on average monthly translation rates over the annual period.

(10)	Aggregate amount is below $10,000.

Grants of Plan-Based Awards for Fiscal 2007

									All Other		All Other	Exercise
			Estimated Possible			Estimated Future			Stock		Stock	or Base	Grant
			Payouts Under			Payouts Under			Awards:		Awards:	Price of	Date Fair
		Date of	Non-Equity			Equity Incentive			Number of		Number of	Option	Value of
		Compensation	Incentive Plan Awards(1)			Plan Awards(2)			Shares of		Securities	Awards	Stock and
	Grant	Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or		Underlying	($ per	Option
Name	Date	Approval	($)	($)	($)	(#)	(#)	(#)	Units		Options	Share)	Awards(3)

William D. Green	12/7/ 2006	11/23/2005	—	$400,000	—	—	—	—	—		—	—	—
	1/1/ 2007	11/27/2006	—	—	—	—	—	—	107,787	(4)	—	—	$3,999,976
	1/1/ 2007	11/27/2006	—	—	—	53,893	107,787	161,681	—		—	—	$3,999,976
	1/5/ 2007	10/27/2005	—	—	—	—	—	—	3,859	(5)	—	—	$141,702
	12/21/ 2007	11/27/2006	—	$450,000	—	—	—	—	—		—	—	—
Pamela J. Craig	12/7/ 2006	11/23/2005	—	$161,250	—	—	—	—	—		—	—	—
	1/1/ 2007	11/27/2006	—	—	—	—	—	—	13,473	(4)	—	—	$499,983
	1/1/ 2007	11/27/2006	—	—	—	—	—	—	4,547	(6)	—	—	$168,739
	1/1 2007	11/27/2006	—	—	—	16,841	33,683	50,525	—		—	—	$1,249,976
	12/21/ 2007	11/27/2006	—	$184,536	—	—	—	—	—		—	—	—
Michael G. McGrath	12/7/ 2006	11/23/2005	—	$228,750	—	—	—	—	—		—	—	—
Karl-Heinz Flöther	12/7/ 2006	11/23/2005	—	$271,800	—	—	—	—	—		—	—	—
	1/1/ 2007	11/27/2006	—	—	—	—	—	—	13,473	(4)	—	—	$499,983
	1/1/ 2007	11/27/2006	—	—	—	—	—	—	3,410	(6)	—	—	$126,545
	1/1/ 2007	11/27/2006	—	—	—	16,841	33,683	50,525	—		—	—	$1,249,976
	1/5/ 2007	10/27/2005	—	—	—	—	—	—	11,076	(5)	—	—	$406,711
	12/21/ 2007	11/23/2005	—	$220,007	—	—	—	—	—		—	—	—
Mark Foster	12/7/ 2006	11/23/2005	—	$268,800	—	—	—	—	—		—	—	—
	1/1/ 2007	11/27/2006	—	—	—	—	—	—	13,473	(4)	—	—	$499,983
	1/1/ 2007	11/27/2006	—	—	—	—	—	—	4,547	(6)	—	—	$168,739
	1/1 2007	11/27/2006	—	—	—	16,841	33,683	50,525	—		—	—	$1,249,976
	12/21/ 2007	11/27/2006	—	$240,904	—	—	—	—	—		—	—	—
Stephen J. Rohleder	12/7/ 2006	11/23/2005	—	$202,500	—	—	—	—	—		—	—	—
	1/1/ 2007	11/27/2006	—	—	—	—	—	—	40,420	(4)	—	—	$1,499,986
	1/1/ 2007	11/27/2006	—	—	—	—	—	—	4,547	(6)	—	—	$168,739
	1/1 2007	11/27/2006	—	—	—	23,578	47,156	70,735	—		—	—	$1,749,959
	1/5/ 2007	10/27/2005	—	—	—	—	—	—	800	(5)	—	—	$29,376
	12/21/ 2007	11/27/2006	—	$204,300	—	—	—	—	—		—	—	—

(1)	Represents awards made pursuant to the annual bonus plan, the terms of which are summarized under “Compensation Discussion and Analysis—Elements of Executive Compensation—Cash Compensation—Types of Cash Compensation—Annual Bonus Plan Compensation” and “Compensation Discussion and Analysis—Performance Metrics Utilized in Evaluations.” For the actual amounts paid out to each named executive officer for fiscal 2007, see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. Target amounts for Messrs. Flöther and Foster were converted to U.S. dollars (from Euros and British pounds, respectively) based on average monthly currency translation rates over the annual period.

(2)	Reflects grants made pursuant to the fiscal 2007 Key Executive Performance Program, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity Compensation—Restricted Share Units—Key Executive Performance Program” above.

(3)	The grant date fair value of each equity award computed in accordance with FAS 123R.

(4)	Represents grant made pursuant to the fiscal 2007 Senior Officer Performance Equity Award program, the terms of which are summarized in the narrative below.

(5)	Represents matching grant made pursuant to the VEIP, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity Compensation—Restricted Share Units—Other RSU Grant Programs” above.

(6)	Represents grant made pursuant to the fiscal 2007 Senior Executive Performance Award, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity Compensation—Restricted Share Units—Other RSU Grant Programs” above.

Narrative to Grants of Plan-Based Awards Table

Annual Bonus Plan

Our annual bonus plan is described under “Compensation Discussion and Analysis—Elements of Executive Compensation—Cash Compensation—Types of Cash Compensation—Annual Bonus Plan Compensation” above.

Key Executive Performance Program

Our Key Executive Performance Program is described generally under “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity Compensation—Restricted Share Units—Key Executive Performance Program” above. The description below relates to the RSU grants we made to our named executive officers in fiscal 2007 pursuant to the Key Executive Performance Program, which have a three-fiscal-year performance period beginning on September 1, 2006 and ending on August 31, 2009.

•	Operating income results. Up to 75% of the total RSUs granted to a named executive officer in fiscal 2007 under this program will vest at the end of the performance period based upon operating income results for the performance period. For each fiscal year during the performance period, the Compensation Committee approves an operating income plan. This operating income plan is equivalent to the operating income plan included in our annual fiscal year performance targets, as described above under “Compensation Discussion and Analysis—Performance Metrics Utilized in Evaluations.” The aggregate of these three operating income plans forms the reference, or target, for measuring operating income results. Against this target we then compare the actual aggregate operating income achieved over the three fiscal years. A performance rate is then calculated as the actual aggregate operating income divided by the target aggregate operating income, with the percentage vesting of RSUs determined as follows:

		Percentage of RSUs
		granted that vest (out
Performance level	Accenture performance rate	of a maximum of 75%)

Maximum	125% or greater	75%
Target	100%	50%
Threshold	80%	25%
	Less than 80%	0%

We will proportionally adjust the number of RSUs that vest if Accenture’s performance level falls between Target and Maximum, or between Threshold and Target.

•	Total shareholder return. Up to 25% of the total RSUs granted to a named executive officer under this program will vest at the end of the three-year performance period based upon Accenture’s total shareholder return compared to the total shareholder return of our comparison companies and indices (as listed below). Total shareholder return is determined by dividing the value of the stock of a company on the last day of the performance period, adjusted to reflect cash, stock or in-kind dividends paid on the stock of that company during the performance period, by the value of that stock on first day of the performance period.

In order to compare Accenture’s total shareholder return with that of our comparison companies and indices, each company or index is ranked in order of its total shareholder return.

Accenture’s percentile rank among the comparison companies is then used to determine the percentage vesting of RSUs as follows:

		Percentage of RSUs
		Granted That Vest
	Accenture Percentile Rank	(Out of a Maximum
Performance Level	(Measured as a Percentile)	of 25%)

Maximum	Accenture is ranked at or above the 75th percentile	25%
Target	Accenture is ranked at the 60th percentile	16.67%
Threshold	Accenture is ranked at the 40th percentile	8.33%
	Accenture is ranked below the 40th percentile	0%

We will proportionally adjust the number of RSUs that vest if Accenture’s performance level falls between Target and Maximum, or between Threshold and Target.

For fiscal 2007, the comparison companies and indices used for measuring total shareholder return for the Key Executive Performance Program, chosen based upon the recommendation of our compensation consultant, were as follows:

Affiliated Computer Services, Inc.
BearingPoint, Inc.
Cap Gemini S.A.
Computer Sciences Corporation
Electronic Data Systems Corporation
EMC Corporation
First Data Corporation
Hewitt Associates, Inc.
Hewlett-Packard Company
International Business Machines Corporation
Keane, Inc.
Oracle Corporation
Sapient Corporation
Sun Microsystems, Inc.
Unisys Corporation
S&P 500 Index

RSUs granted under the Key Executive Performance Program that have vested are delivered as an equivalent number of Accenture Ltd Class A common shares following the Compensation Committee’s determination of the Company’s results with respect to the performance metrics. Our named executive officers generally must be employed by Accenture at the time their RSU grants vest in order to receive the Class A common shares. Each of our named executive officers except Mr. McGrath received a grant of RSUs under the Key Executive Performance Program in fiscal 2007. The terms of the awards provide that the number of RSUs granted will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events.

Senior Officer Performance Equity Award Program

The Senior Officer Performance Equity Award program is described generally under “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity Compensation—Restricted Share Units—Other RSU Grant Programs—Senior Officer Performance Equity Award” above.

In general, grants under the Senior Officer Performance Equity Award Program vest in full on the third anniversary of the grant date. However, grants under this program are also subject to age-based contingent vesting for senior executives who are age 50 or older on January 1 following the date of grant (the “measurement date”). Age-based vesting accelerates the vesting of a portion of the RSUs granted under this program on a graduated schedule based on age, with the most accelerated vesting applicable to named executive officers who are age 56 or older on the measurement date. As a result, vesting of all or a portion of the grant under this program to Mr. Flöther was accelerated in fiscal 2007.

Voluntary Equity Investment Program

Under the VEIP, our named executive officers may, where permitted, elect to designate a payroll deduction of up to 30% of their monthly base and performance-based cash compensation. These amounts are deducted from after-tax income and used to make monthly purchases of Accenture Ltd Class A common shares from Accenture at fair market value on the 5th of each month for contributions made in the previous program month. Participants are awarded a 50% matching RSU grant after the last purchase of the program year in the form of one RSU for every two shares purchased and not sold or transferred prior to the awarding of the matching grant. This grant will generally vest in full two years from the date of the grant. If a participant leaves Accenture or withdraws from the program prior to the award of the matching grant, he or she will not receive a matching grant. Total participation under this program is limited to an amount that is not more than 8% of the total amount expended for cash compensation for senior executives, which is subject to annual review and approval by the Compensation Committee. In the program year, which ran from January to December 2006, Messrs. Green, Flöther and Rohleder participated in the VEIP, and based on their purchases through the program, each received a grant of matching RSUs under the VEIP in fiscal 2007 as indicated above.

Senior Executive Performance Award Program

The Senior Executive Performance Award program is described generally under “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity Compensation—Restricted Share Units—Other RSU Grant Programs—Senior Executive Performance Award” above.

In general, grants under the Senior Executive Performance Award program vest in three equal installments on each July 19 (the anniversary date of our initial public offering) following the grant date until fully vested. However, grants under this program to our named executive officers who are age 50 or older on July 19 following the date of grant (the “measurement date”) are subject to age-based vesting. Age-based vesting accelerates the vesting of a portion of the RSUs granted under this program on a graduated schedule based on age, with the most accelerated vesting applicable to named executive officers who are age 56 or older on the measurement date. As a result, vesting of all or a portion of the grants under this program to Mr. Flöther and Ms. Craig were accelerated in fiscal 2007, as further shown on the “Option Exercises and Stock Vested” table below.

Outstanding Equity Awards at August 31, 2007

	Option Awards					Stock Awards
Equity
								Equity	Incentive
								Incentive	Plan Awards:
								Plan Awards:	Market or
			Equity					Number	Payout
			Incentive				Market	of Unearned	Value of
			Plan Awards:			Number of	Value of	Shares,	Unearned
	Number of	Number of	Number of			Shares or	Shares or	Units or	Shares,
	Securities	Securities	Securities			Units of	Units of	Other	Units or
	Underlying	Underlying	Underlying	Option		Stock that	Stock that	Rights that	Other Rights
	Unexercised	Unexercised	Unexercised	Exercise	Option	Have Not	Have Not	Have Not	That Have
	Options (#)	Options (#)	Unearned	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Exercisable(1)	Unexercisable	Options	($)	Date	(#)(2)	($)(3)	(#)(4)	($)(5)

William D. Green	30,720	—	—	$25.94	10/27/2015	75,718	$3,120,339	224,245	$9,241,136
Pamela J. Craig	27,335	—	—	$24.73	2/18/2015	16,505	$680,171	16,841	$694,018
Michael G. McGrath	—	—	—	—	—	—	—	—	—
Karl-Heinz Flöther	28,975	—	—	$24.73	2/18/2015	15,567	$641,516	88,953	$3,665,753
Mark Foster	32,529	—	—	$24.73	2/18/2015	16,505	$680,171	88,953	$3,665,753
Stephen J. Rohleder	27,335	—	—	$24.73	2/18/2015	44,252	$1,823,625	124,535	$5,132,087

(1)	Partner performance options granted to Mr. Green on October 27, 2005 and to Ms Craig and Messrs. McGrath, Flöther, Rohleder and Foster on February 18, 2005. All of our named executive officers were awarded grants of stock options in February 2005 for performance in fiscal 2004 except Mr. Green, who was not awarded stock options at that time due to an administrative error. When the award was approved by the Compensation Committee for Mr. Green, the exercise price of the stock options was set according to the value of the stock options on the date of grant. The aggregate value of the stock options awarded to Mr. Green and the vesting schedule of the award are the same as if the grant had been awarded in February 2005.

(2)	Consists of the following restricted share units:

	Award	Grant Date	Number	Vesting

Mr. Green	Voluntary Equity Investment Program	January 5, 2007	3,859	In full on January 5, 2009
	2007 Senior Officer Performance Equity Award Program	January 1, 2007	71,859	In two equal installments on January 1, 2008 and 2010
Ms. Craig	2007 Senior Officer Performance Equity Award Program	January 1, 2007	13,743	In full on January 1, 2010
	2007 Senior Executive Performance Award Program	January 1, 2007	3,032	In full on July 19, 2008
Mr. Flöther	Voluntary Equity Investment Program	January 5, 2007	11,076	In full on January 5, 2009
	2007 Senior Officer Performance Equity Award Program	January 1, 2007	4,491	In full on January 1, 2009
Mr. Foster	2007 Senior Officer Performance Equity Award Program	January 1, 2007	13,473	In full on January 1, 2010
	2007 Senior Executive Performance Award Program	January 1, 2007	3,032	In two equal installments on July 19, 2008 and 2009
Mr. Rohleder	Voluntary Equity Investment Program	January 5, 2007	800	In full on January 5, 2009
	2007 Senior Officer Performance Equity Award Program	January 1, 2007	40,420	In full on January 1, 2010
	2007 Senior Executive Performance Award Program	January 1, 2007	3,032	In two equal installments on July 19, 2008 and 2009

Awards that remained outstanding on November 15, 2007 were each further adjusted on November 15, 2007, to reflect Accenture’s payment of a dividend of $0.42 per share on its Class A common stock, pursuant to the anti-dilution provisions of those awards.

(3)	Value determined based on August 31, 2007 closing market price of $41.21.

(4)	Consists of the following outstanding restricted share units:

	Key Executive Performance Program
Plan Year:	2005	2006	2007
Award Date:	March 4, 2005	December 1, 2005	January 1, 2007
Based on Plan Achievement Level:	Target	Threshold	Threshold

Mr. Green	100,678	69,674	53,893
Ms. Craig	—	—	16,841
Mr. Flöther	50,339	21,773	16,841
Mr. Foster	50,339	21,773	16,841
Mr. Rohleder	70,475	30,482	23,578

Pursuant to the 2005 Key Executive Performance Program, 50% of the maximum award (which is in between the award’s target and threshold levels)of restricted share units vested on 10/24/2007, after the end of the fiscal year, based on the Company’s achievement of performance criteria over the period beginning September 1, 2004 and ending August 31, 2007, as determined by the Compensation Committee following the end of the 2007 fiscal year. The actual number of shares vested for each named executive officer were:

Mr. Green	75,509
Mr. Flöther	37,754
Mr. Foster	37,754
Mr. Rohleder	52,856

The remaining restricted share units granted pursuant to the original award were forfeited and cancelled.

Restricted share units granted pursuant to the 2006 Key Executive Performance Program will vest, if at all, based on the Company’s achievement of certain performance criteria with respect to the period beginning September 1, 2005 and ending August 31, 2008, as determined by the Compensation Committee following the end of the 2008 fiscal year. Restricted share units granted pursuant to the 2007 Key Executive Performance Program will vest, if at all, based on the Company’s achievement of certain performance criteria for the period beginning September 1, 2006 and ending August 31, 2009, as determined by the Compensation Committee following the end of the 2009 fiscal year. The terms of the 2007 Key Executive Performance Program are summarized above in the “Narrative to Grants of Plan-Based Awards Table” and are discussed under “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity Compensation—Restricted Share Units—Key Executive Performance Program.”

All awards reflected in this column, including the vested and delivered portions of awards made under the 2005 Key Executive Performance Program, were adjusted on November 15, 2007, to reflect Accenture’s payment of a dividend of $0.42 per share on its Class A common stock, pursuant to the anti-dilution provisions of those awards.

(5)	Value determined based on August 31, 2007 closing market price of $41.21.

Option Exercises and Stock Vested

The table below sets forth the number of shares of stock that were acquired in fiscal 2007 as a result of the vesting of restricted share units awarded to our named executives under our compensatory equity programs. Except as indicated in the table below, none of our named executive officers exercised any of their outstanding stock options during fiscal 2007.

	Option Awards		Stock Awards(1)
	Number of Shares		Number of Shares
	Acquired On	Value Realized	Acquired on Vesting	Value Realized
Name	Exercise (#)	on Exercise ($)	(#)	on Vesting ($)(2)

William D. Green	—	—	35,928	$1,360,414
Pamela J. Craig	—	—	1,515	$64,259
Michael G. McGrath	27,335	$489,805	—	—
Karl-Heinz Flöther	—	—	12,392	$474,396
Mark Foster	—	—	1,515	$64,259
Stephen J. Rohleder	—	—	1,515	$64,259

(1)	Reflects vesting of restricted share units awarded, as further described below. The terms of our current programs under which we award restricted share units to our named executive officers are summarized under “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity Compensation” above and under “Narrative to Grants of Plan-Based Awards Table” above.

		Number of Shares	Date of
	Program	Acquired on Vesting	Acquisition

Mr. Green	2007 Senior Officer Performance Equity Award Program	35,928	2/1/2007
Ms. Craig	2007 Senior Executive Performance Award Program	1,515	7/19/2007
Mr. Flöther	2007 Senior Executive Performance Award Program	2,273	2/1/2007
		1,137	7/19/2007
	2007 Senior Officer Performance Equity Award Program	8,982	2/1/2007
Mr. Foster	2007 Senior Executive Performance Award Program	1,515	7/19/2007
Mr. Rohleder	2007 Senior Executive Performance Award Program	1,515	7/19/2007

(2)	Reflects the aggregate fair market value of shares vested on the applicable date(s) of vesting.

Potential Payments Upon Termination

Mr. Flöther participates in two deferred compensation arrangements in Germany sponsored by the Company and funded by senior executives there. These arrangements have minimum guaranteed rates of return on assets of 6.5% (for an arrangement that is closed to new contributions) and 0%. If the return at the date of retirement is less than the return at the minimum rate, the Company is required to make up the difference. Shortfalls, when they exist, are included in the Company’s pension expense. During fiscal 2007, Mr. Flöther contributed $15,855 and the Company made no contributions. As of August 31, 2007, Mr. Flöther’s aggregate account balance for both arrangements was $2,911,526. As of August 31, 2007, Mr. Flöther had not met the minimum retirement age of 60 under the arrangements.

Director Compensation for Fiscal 2007

The Compensation Committee of the Board reviews and makes recommendations to the full Board with respect to the compensation of our directors. The full Board reviews these recommendations and makes a final determination on the compensation of our directors. In fiscal 2005, the Compensation Committee conducted a review of the compensation practices of the boards of directors of certain of our peer companies and the general market and implemented changes to position our director compensation at the 75th percentile of the market. In fiscal 2006, the Compensation Committee also determined that it will begin to review the compensation of our directors on a biennial rather than annual basis. In fiscal 2007, the Compensation Committee reviewed the compensation of our directors, including a study by Watson Wyatt requested by the committee, that concluded that our director compensation is at the 75th percentile of our peer group. Based on this review, the Board approved fiscal 2007 director compensation at the same level as our fiscal 2006 director compensation.

Elements of Director Compensation

Cash Compensation.  In fiscal 2007, each non-management director except our lead director was entitled to an annual retainer of $70,000. Our lead director was entitled to an annual retainer of $125,000. The chair of each committee of the Board was entitled to additional compensation of $5,000. Each member of the Audit Committee was also entitled to additional compensation of $5,000. The chair of the Audit Committee was entitled to additional compensation both as a member and as the chair of the committee. Each of our non-management directors could elect to receive his or her annual retainer and other compensation for Board committee service entirely in the form of cash, entirely in the form of restricted share units or one-half in cash and one-half in restricted share units.

Equity Compensation.  In fiscal 2007, each non-management director was entitled to an annual grant of restricted share units having, at the time of grant, an aggregate market value of $150,000. Grants of restricted share units to our directors are fully vested on the date of grant. Directors are entitled to receive a proportional number of additional restricted share units on outstanding awards if we pay a dividend on Accenture Ltd Class A common shares. Accenture Ltd Class A common shares underlying restricted share units are delivered three years after the restricted share unit grant date or, at the election of the director, over a period of up to ten years following the restricted share unit grant date. Directors may not further defer the issuance or transfer of these Class A common shares except with the permission of the Compensation Committee. Delivery of Accenture Ltd Class A common shares underlying restricted share units is not dependent on a director’s continued service as a Board member.

Other Compensation.  Our directors do not receive any non-equity incentive plan compensation, participate in any Accenture pension plans or have any non-qualified deferred compensation earnings. We provide our directors with directors and officers liability insurance as part of our corporate insurance policies. We also reimburse our directors for reasonable travel and related fees and expenses incurred in connection with their participation in Board or Board committee meetings and other related activities such as site visits and presentations that they engage in as directors.

Stock Ownership Requirement

Each non-management director must, within three years of his or her appointment and for the duration of the director’s service, retain ownership of Accenture equity having a market value equal to three times the value of the annual equity grants being made to directors at the time at which the ownership requirement is assessed. In fiscal 2007, each of our non-management directors who has been a director for three or more years complied with this requirement.

The following table provides information on the compensation of our non-management directors in fiscal 2007.

Director Compensation

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
	Fees Earned	Stock			Incentive Plan	Deferred	All Other
	or Paid	Awards		Option	Compensation	Compensation	Compensation
Name	in Cash ($)(1)	($)(2)(3)		Awards ($)(4)	($)	Earnings ($)	($)(5)	Total ($)

Dina Dublon	75,000	149,962		—	—	—	—	224,962
Dennis F. Hightower	70,000	149,962		—	—	—	—	219,962
Nobuyuki Idei	70,000	149,962		—	—	—	—	219,962
William L. Kimsey	75,000	149,962		—	—	—	—	224,962
Robert I. Lipp	—	224,963		—	—	—	—	224,963
Marjorie Magner	—	219,963	(6)	—	—	—	—	219,963
Blythe J. McGarvie	80,000	149,962		—	—	—	—	229,962
Sir Mark Moody-Stuart	—	279,963		—	—	—	—	279,963
Wulf von Schimmelmann	75,000	149,962		—	—	—	—	224,962

(1)	The annual retainers and other compensation for Board committee service paid in cash to our non-management directors were as follows:

			Audit
			Committee
	Annual	Committee Chair	Member
Name	Retainer ($)	Fees ($)	Fees ($)	Total ($)

Dina Dublon	70,000	5,000	—	75,000
Dennis F. Hightower	70,000	—	—	70,000
Nobuyuki Idei	70,000	—	—	70,000
William L. Kimsey	70,000	—	5,000	75,000
Blythe J. McGarvie	70,000	10,000	—	80,000
Wulf von Schimmelmann	70,000	5,000	—	75,000

(2)	Represents the dollar amount recognized for financial statement reporting purposes in fiscal 2007 in accordance with FAS 123R for grants of restricted share units awarded for Board and Board committee service in fiscal 2007. Because these awards were fully vested upon grant, the grant date fair value of each of these awards computed in accordance with FAS 123R is equivalent to the dollar amount recognized in the financial statements in fiscal 2007. Grants were made on February 8, 2007 at a grant price of $38.76 per restricted share unit. Accenture Ltd Class A common shares underlying restricted share units are deliverable three years after the date of grant (except as otherwise indicated). The assumptions made when calculating the amounts in this column are found in Note 11 (Share-Based Compensation) to our Consolidated Financial Statements in Part I, Item 8 of our Annual Report on Form 10-K for the year ended August 31, 2007.

(3)	Robert I. Lipp, Marjorie Magner and Sir Mark Moody-Stuart each elected to receive 100% of his or her annual retainer and other compensation for Board committee service in the form of fully vested restricted share units. The cash amounts representing their annual retainers and other compensation for Board committee service are as follows:

			Audit
		Committee	Committee
	Annual	Chair	Member
Name	Retainer ($)	Fees ($)	Fees ($)	Total ($)

Robert I. Lipp	70,000	—	5,000	75,000
Marjorie Magner	70,000	—	—	70,000
Sir Mark Moody-Stuart	125,000	5,000	—	130,000

       The aggregate number of restricted share unit awards outstanding at the end of fiscal 2007 for each of our non-management directors was as follows:

Aggregate Number of
Restricted Share
Unit Awards
Outstanding as of
Name	August 31, 2007

Dina Dublon	8,969
Dennis F. Hightower	8,969
Nobuyuki Idei	8,969
William L. Kimsey	8,969
Robert I. Lipp	13,455
Marjorie Magner	10,775
Blythe J. McGarvie	8,969
Sir Mark Moody-Stuart	16,575
Wulf von Schimmelmann	8,969

(4)	We have not granted any stock options to our directors since fiscal 2004. The aggregate number of option awards outstanding at the end of fiscal 2007 for each of our non-management directors was as follows:

Aggregate Number of
Option Awards
Outstanding as of
Name	August 31, 2007

Dina Dublon	55,000
Dennis F. Hightower	—
Nobuyuki Idei	—
William L. Kimsey	35,000
Robert I. Lipp	55,000
Marjorie Magner	—
Blythe J. McGarvie	55,000
Sir Mark Moody-Stuart	55,000
Wulf von Schimmelmann	55,000

     All stock option grants are fully vested.

(5)	The aggregate amount of perquisites and other personal benefits received by each of our non-management directors in fiscal 2007 was less than $10,000.

(6)	Ms. Magner elected to take delivery of the Accenture Ltd Class A common shares underlying this grant of restricted share units ten years after the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee is comprised solely of independent directors: Sir Mark Moody-Stuart, who is chair of the committee, Dennis F. Hightower and Marjorie Magner. No member of our Compensation Committee during fiscal 2007 was an employee or officer or former employee or officer of Accenture or had any relationships requiring disclosure under Item 404 of Regulation S-K during fiscal 2007. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or its Compensation Committee during fiscal 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, our directors, executive officers and beneficial owners of more than 10% of Accenture Ltd’s Class A common shares or Class X common shares are required within a prescribed period of time to report to the SEC transactions and holdings in Accenture Ltd Class A common shares and Class X common shares. Our directors and executive officers are also required to report transactions and holdings in Accenture SCA Class I common shares. Based solely on a review of the copies of these forms received by us and on written representations from certain reporting persons that no annual corrective filings were required for those persons, we believe that during fiscal 2007 all these filing requirements were satisfied in a timely manner, except for a Form 4 reporting one transaction for each of Accenture Ltd and Accenture SCA for Martin I. Cole, which were not timely filed due to a reporting error by the broker.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of December 10, 2007, information regarding the beneficial ownership of Accenture Ltd Class A common shares and Class X common shares and of Accenture SCA Class I common shares held by: (1) each of our directors, director nominees and named executive officers; and (2) all of our directors, director nominees and executive officers as a group. To our knowledge, except as otherwise indicated, each of the persons or entities listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after December 10, 2007. For purposes of computing the percentage of outstanding Accenture Ltd Class A common shares and/or Class X common shares and/or Accenture SCA Class I common shares held by each person or group of persons named below, any shares that such person or persons has the right to acquire within 60 days after December 10, 2007 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

							Percentage
							of the total
							number of
	Accenture Ltd Class A		Accenture SCA Class I		Accenture Ltd Class X		Class A and
	common shares		common shares		common shares		Class X
	shares	% shares	shares	% shares	shares	% shares	common shares
	beneficially	beneficially	beneficially	beneficially	beneficially	beneficially	beneficially
Name(1)	owned	owned	owned	owned	owned	owned	owned

William D. Green(2)(3)(4)	142,853	*	274,869	**	274,869	***	****
Dina Dublon(5)	68,436	*	—	—	—	—	****
Dennis F. Hightower	6,135	*	—	—	—	—	****
Nobuyuki Idei	—	—	—	—	—	—	****
William L Kimsey(6)	42,229	*	—	—	—	—	****
Robert I. Lipp(5)	208,445	*	—	—	—	—	****
Marjorie Magner	—	—	—	—	—	—	****
Blythe J. McGarvie(7)	40,738	*	—	—	—	—	****
Mark Moody-Stuart(5)	80,954	*	—	—	—	—	****
Wulf von Schimmelmann(5)	56,135	*	—	—	—	—	****
Michael G. McGrath	—	—	523,999	**	523,999	***	****
Pamela J. Craig(8)	28,299	*	430,161	**	380,161	***	****
Karl-Heinz Flöther(9)	326,190	*	—	—	—	—	****
Mark Foster(10)	291,996	*	—	—	—	—	****
Stephen J. Rohleder(8)	74,466	*	164,698	**	164,698	***	****
All Directors and Officers as a Group (23 persons)(11)	1,770,414	*	2,846,564	1.5%	2,259,801	1.4%	****

*	Less than 1% of Accenture Ltd’s Class A common shares outstanding.

**	Less than 1% of Accenture SCA’s Class I common shares outstanding.

***	Less than 1% of Accenture Ltd’s Class X common shares outstanding.

****	Less than 1% of the total number of Accenture Ltd’s Class A common shares and Class X common shares outstanding.

(1)	Address for all persons listed is c/o Accenture, 50 W. San Fernando Street, San Jose, California 95113, USA.

(2)	Subject to the provisions of its Articles of Association, Accenture SCA is obligated, at the option of the holder of its shares and at any time, to redeem any outstanding Accenture SCA Class I common shares held by the holder. The redemption price per share generally is equal to the market price of an Accenture Ltd Class A common share at the time of the redemption. Accenture SCA has the option to pay this redemption price with cash or by delivering

Accenture Ltd Class A common shares generally on a one-for-one basis as provided for in the Articles of Association of Accenture SCA. Each time an Accenture SCA Class I common share is redeemed from a holder, Accenture Ltd has the option, and intends to, redeem an Accenture Ltd Class X common share from that holder, for a redemption price equal to the par value of the Accenture Ltd Class X common share, or $.0000225. All Accenture SCA Class I common shares owned by the officer have been pledged to secure any non-compete obligations owing to Accenture SCA.

(3)	Includes 30,720 Accenture Class A common shares that could be acquired through the exercise of stock options within 60 days from December 10, 2007.

(4)	Includes 36,350 restricted share units that could be delivered as Accenture Class A common shares within 60 days from December 10, 2007.

(5)	Includes 55,000 Accenture Class A common shares that could be acquired through the exercise of stock options within 60 days from December 10, 2007.

(6)	Includes 35,000 Accenture Class A common shares that could be acquired through the exercise of stock options within 60 days from December 10, 2007.

(7)	Includes 30,000 Accenture Class A common shares that could be acquired through the exercise of stock options within 60 days from December 10, 2007.

(8)	Includes 27,335 Accenture Class A common shares that could be acquired through the exercise of stock options within 60 days from December 10, 2007.

(9)	Includes 28,975 Accenture Class A common shares that could be acquired through the exercise of stock options within 60 days from December 10, 2007. Includes 231,587 Accenture Ltd Class A common shares owned by the officer that have been pledged to secure any non-compete obligations owing to Accenture Ltd.

(10)	Includes 32,529 Accenture Class A common shares that could be acquired through the exercise of stock options within 60 days from December 10, 2007. Includes 236,040 Accenture Ltd Class A common shares owned by the officer that have been pledged to secure any non-compete obligations owing to Accenture Ltd.

(11)	One officer has a spouse with holdings of 9,984 Accenture Class A common shares and 8,000 additional Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from December 10, 2007. Includes 661,903 Accenture Ltd Class A common shares owned by officers that have been pledged to secure any non-compete obligations owing to Accenture Ltd.

BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT
OF ANY CLASS OF VOTING SECURITIES

As of December 10, 2007, no person beneficially owned more than five percent of Accenture Ltd’s Class X common shares, and the only persons known by us to be beneficial owners of more than five percent of Accenture Ltd’s Class A common shares were as follows:

	Accenture Ltd Class A common shares
			% of
	Shares		Shares
Name and Address	beneficially		beneficially
of Beneficial Owner	owned		owned

Barclays Global Investors, NA et al. 45 Fremont Street San Francisco, California 94105	48,983,153	(1)	8.2%
Wellington Management Co. LLP 75 State Street Boston, Massachusetts 02109	30,178,584	(2)	5.0%

(1)	Based on information disclosed in a Form 13F filed with the SEC on November 13, 2007 by Barclays Global Investors UK Holdings Ltd and certain related entities reporting sole power to vote or direct the vote over 42,587,472 Class A common shares and sole power to dispose or direct the disposition of 48,983,153 Class A common shares.

(2)	Based on information disclosed in a Form 13F filed with the SEC on November 14, 2007 by Wellington Management Co. LLP reporting shared power to vote or direct the vote over 14,806,518 Class A common shares and shared power to dispose or direct the disposition of 30,178,584 Class A common shares.

As of December 10, 2007, Accenture SCA and certain wholly owned subsidiaries of Accenture SCA and Accenture Ltd directly and indirectly beneficially owned an aggregate of 41,989,724 Accenture Ltd Class A common shares, or 6.6% of the outstanding Class A common shares (including shares held by subsidiaries of Accenture). Accenture SCA and these subsidiaries will exercise their power to vote or direct the vote of the Class A common shares beneficially owned by them in a manner that will have no impact on the outcome of any vote of the shareholders of Accenture Ltd.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

Our annual general meeting of shareholders for 2009 is expected to occur in February 2009. In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 to be included in the proxy statement for that meeting must be received by us by August 30, 2008. If you would like to submit a shareholder proposal to be included in those proxy materials, you should send your proposal to our General Counsel and Secretary at 50 W. San Fernando Street, San Jose, California 95113, USA. In order for your proposal to be included in the proxy statement, the proposal must comply with the requirements established by the SEC.

Bermuda law provides that shareholders who collectively hold at least 5% of the total voting rights of the outstanding Class A common shares and Class X common shares, or any group comprised of at least 100 or more registered shareholders, may require a proposal to be submitted to an annual general meeting of shareholders. Bermuda law generally requires that notice of such a proposal must be deposited at Accenture’s registered office not less than six weeks before the date of the meeting.

These advance notice provisions of Bermuda law are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice provisions of Bermuda law, subject to applicable rules of the SEC.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report” (to the extent permitted by the rules of the SEC), “Compensation Committee Report,” “Nominating & Governance Committee Report” and “Finance Committee Report” will not be deemed incorporated, unless specifically provided otherwise in that other filing.

SUBMITTING YOUR PROXY BY TELEPHONE OR VIA THE INTERNET

You may submit your proxy either by mail, by telephone or via the Internet. Please see the proxy card that accompanies this proxy statement for specific instructions on how to submit your proxy by any of these methods.

If you submit your proxy by telephone or via the Internet, for your vote to be counted, your proxy must be received by 6:00 a.m., Eastern Standard Time, on February 7, 2008 (February 4, 2008 for Accenture employees and former employees who are submitting proxies for shares received through our employee plans and held by Citigroup). Even if you submit your proxy by telephone or via the Internet, you can still revoke your proxy and vote your shares in person if you decide to attend the Annual Meeting.

The telephone and Internet proxy submission procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet proxy submission procedures that have been made available to you are consistent with the requirements of applicable law. If you submit your proxy via the Internet, then you should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which you must bear.

HOUSEHOLDING OF SHAREHOLDER DOCUMENTS

We may send a single set of shareholder documents to any household at which two or more shareholders reside. This process is called “householding.” This reduces the volume of duplicate information received at your household and helps us to reduce our costs. Your materials may be househeld based on your prior express or implied consent. If your materials have been househeld and you wish to receive separate copies of these documents, or if you are receiving duplicate copies of these documents and wish to have the information househeld, you may write or call our Investor Relations Group at the following address or phone number: Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105, USA, telephone number +1 877-ACN-5659 (+1 877-226-5659) in the United States and Puerto Rico and +1 703-797-1711 outside the United States and Puerto Rico.

December 28, 2007

ANNEX A

PROPOSED AMENDMENT TO THE BYE-LAWS OF ACCENTURE LTD

Delete existing Bye-Laws 127.1 and 127.2 from, and substitute the following new Bye-Laws 127.1 and 127.2 in, the Bye-Laws of the Company:

127.1 Any notice or other document (except for share certificates, which may only be delivered under Bye-laws 127.1.1, 127.1.2 or 127.1.3) may be sent to, served on or delivered to any Shareholder by the Company by any of the following means:

127.1.1 personally;

127.1.2 by sending it through the post (by airmail where applicable) in a pre-paid letter addressed to the Shareholder at his address as appearing in the Register;

127.1.3 by sending it by courier to or leaving it at the Shareholder’s address appearing in the Register;

127.1.4 by, where applicable, sending it by e-mail or other electronic means, in each case to an address or number supplied by such Shareholder for the purposes of communication in such manner; or

127.1.5 by publication of an electronic record of it on a website and notification of such publication (which shall include the address of the website, the place on the website where the document may be found, and how the document may be accessed on the website) by any of the methods set out in paragraphs 127.1.1, 127.1.2, 127.1.3 or 127.1.4 of this Bye-Law, in accordance with the Companies Acts.

127.2 Any notice or other document shall be deemed to have been served on or delivered to any Shareholder by the Company

127.2.1 if sent by personal delivery, at the time of delivery;

127.2.2 if sent by post, 48 hours after it was put in the post;

127.2.3 if sent by courier, 24 hours after sending;

127.2.4 if sent by e-mail or other electronic means, at the time such e-mail or other electronic communication is sent; or

127.2.5 if published as an electronic record on a website, at the time that the notification of such publication shall be deemed to have been delivered to such Shareholder,

and in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed and stamped and put in the post, published on a website in accordance with the Companies Acts and the provisions of these Bye-Laws, or sent by courier, e-mail or by other electronic means, as the case may be, in accordance with these Bye-laws.

Each Shareholder and each person becoming a Shareholder subsequent to the adoption of this Bye-law, by virtue of its holding or its acquisition and holding of a Share, as applicable, shall be deemed to have acknowledged and agreed that any notice or other document (excluding a share certificate) may be provided by the Company by way of accessing them on a website instead of being provided by other means.

A-1

Accenture c/o National City Bank Shareholder Services Operations Locator 5352 P.O. Box 94509 Cleveland, OH 44193-4509

Submit your Proxy by Internet at http://www.cesvote.com

Have your proxy card available when you access the website at www.cesvote.com and follow the simple instructions to record your proxy.

Submit your Proxy by Telephone at 1-888-693-8683

Have your proxy card available when you call 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your proxy.

Submit your Proxy by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or mail it to: National City Bank, P.O. Box 535600, Pittsburgh, PA 15253.

Submit Your Proxy by Internet Access the website and cast your vote: www.cesvote.com	Submit Your Proxy by Telephone Call toll-free using a touch-tone phone: 1-888-693-8683	Submit Your Proxy by Mail Return your proxy in the envelope provided
Submit your proxy 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Standard Time on February 7, 2008 (February 4, 2008 for Accenture employees and former employees who are submitting proxies for shares received through our employee plans and held by Citigroup Global Markets, Inc.) to be counted in the final tabulation.
If you submit your proxy by Internet or telephone, please do not mail your proxy card.
  è
Proxy must be signed and dated below.
êPlease fold and detach card at perforation before mailing. ê

Accenture Ltd	Proxy
This proxy is solicited on behalf of the Board of Directors for the 2008 Annual General Meeting of Shareholders.
The undersigned hereby appoints William D. Green, Pamela J. Craig and Douglas G. Scrivner as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all Class A common shares and Class X common shares of Accenture Ltd held of record by the undersigned on December 10, 2007, at the 2008 Annual General Meeting of Shareholders to be held on February 7, 2008, and at any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual General Meeting of Shareholders (including any motion to amend the resolutions proposed at this meeting and any motions to adjourn this meeting) and at any adjournment or postponement thereof.

Signature

Signature (if held by joint holders)

Date:

Please sign this proxy card exactly as your name appears to the left. Proxies should be dated when signed. When shares are held by joint holders, both should sign. When signing as attorney, executor, administrator, trustee, guardian or other similar capacity, please give your full title as such. If a corporation, a duly authorized officer of the corporation should sign on behalf of the corporation, or the seal of the corporation should be affixed. If a partnership, a partner should sign in the partnership’s name.

Your vote is important!
Please submit your proxy via the Internet or by telephone using the instructions on the reverse side of this proxy card, or mark, sign, date and return this proxy card in the enclosed reply envelope. In order for your mailed proxy to be counted, your proxy must be received no later than February 6, 2008 (February 4, 2008 if you are an Accenture employee or former employee and your shares are held through Citigroup). Submitting your proxy will not affect your right to vote in person if you decide to revoke your proxy and attend the Annual General Meeting of Shareholders.
Proxy must be signed and dated on the reverse side.
êPlease fold and detach card at perforation before mailing. ê

Accenture Ltd	Proxy
THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF YOU SIGN AND RETURN THIS PROXY BUT NO DIRECTIONS ARE GIVEN, THEN THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING OF SHAREHOLDERS.
The Board of Directors of Accenture Ltd recommends that you vote FOR Proposals 1, 2 and 3.
1.	Re-appointment of the following nominees to the Board of Directors:

(1)	Blythe J. McGarvie:	☐ FOR	☐ AGAINST	☐ ABSTAIN
(2)	Sir Mark Moody-Stuart:	☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	Amendment of the bye-laws of Accenture Ltd, which would enable Accenture to deliver future copies of our proxy materials to shareholders electronically by posting these materials on an Internet website and notifying our shareholders of the posting.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	Re-appointment of KPMG LLP as independent auditors for the 2008 fiscal year and authorization of the Audit Committee of the Board of Directors to determine KPMG LLP’s remuneration.

☐ FOR	☐ AGAINST	☐ ABSTAIN

☐	Please check this box if you plan to attend the Annual General Meeting of Shareholders.
IMPORTANT—THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.